UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

The Brink’s Company
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

The Brink’s Company 1801 Bayberry Court P.O. Box 18100 Richmond, VA 23226-8100

Thomas C. Schievelbein

Chairman, President and Chief Executive Officer

March , 2015

To Our Shareholders:

You are cordially invited to attend the annual meeting of shareholders of The Brink’s Company to be held at Troutman Sanders LLP, 1001 Haxall Point, 15th floor, Richmond, Virginia, on Friday, May 8, 2015, at 10:00 a.m., local time.

You will be asked to: (i) elect three directors for a term of three years; (ii) cast an advisory vote to approve named executive officer compensation; (iii) approve an independent registered public accounting firm for the fiscal year ending December 31, 2015; and (iv) consider a proposal to amend the Company’s Articles of Incorporation.

Your vote is important. We urge you to complete, sign, date and return the enclosed proxy in the envelope provided.

Brokers may not vote your shares on the election of directors, the advisory vote on named executive officer compensation, or the amendment of the Articles of Incorporation, in the absence of your specific instructions as to how to vote. Whether or not you expect to attend the annual meeting in person, please complete, date and sign the enclosed proxy and return it in the enclosed envelope, which requires no additional postage if mailed in the United States.

We appreciate your prompt response and cooperation.

Sincerely,

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 8, 2015

The annual meeting of shareholders of THE BRINK’S COMPANY will be held on May 8, 2015, at 10:00 a.m., local time, at Troutman Sanders LLP, 1001 Haxall Point, 15th floor, Richmond, Virginia, for the following purposes:

1. To elect as directors the three nominees to the Board of Directors named in the accompanying proxy statement, for terms expiring in 2018.

2. To approve an advisory resolution on named executive officer compensation.

3. To approve the selection of KPMG LLP as the independent registered public accounting firm to audit the accounts of the Company and its subsidiaries for the fiscal year ending December 31, 2015.

4. To approve the amendment of the Amended and Restated Articles of Incorporation to provide for the annual election of directors.

5. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The close of business on March 3, 2015 has been fixed as the record date for determining the shareholders entitled to notice of and to vote at the annual meeting. This proxy statement and the accompanying form of proxy and annual report to shareholders are being mailed to shareholders of record as of the close of business on March 3, 2015, commencing on or about March    , 2015.

Please note that brokers may not vote your shares on the election of directors, the advisory vote on named executive officer compensation or the amendment of the Articles of Incorporation, in the absence of your specific instructions as to how to vote.

YOUR VOTE IS IMPORTANT. PLEASE MARK, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. A RETURN ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE

Lindsay K. Blackwood

Secretary

March    , 2015

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 8, 2015.

The annual report to shareholders and proxy statement are available at:

http://www.brinks.com/2015annualmeetingmaterials

PROXY SUMMARY

To assist you in reviewing The Brink’s Company’s (“Brink’s” or the “Company”) 2015 proxy statement and the proposals to be voted upon, we have summarized several key topics below. The following description is only a summary. For more complete information about these topics, please review the complete proxy statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

Business Highlights

Brink’s is a premier provider of secure logistics and security solutions, including cash-in-transit, ATM replenishment and maintenance, secure international transportation of valuables and cash management services, to financial institutions, retailers, government agencies (including central banks), mints, jewelers and other commercial operations around the world. The Company serves customers in more than 100 countries and has approximately 64,100 employees worldwide. A significant portion of our business is conducted internationally, with 80% of our $3.56 billion in revenues earned outside the United States.

2014 Reorganization and Restructuring

In December 2014, the Company announced organizational changes designed to accelerate the Company’s strategy to grow profits with cost and productivity improvements, grow revenues by expanding service offerings, and transform our culture to improve accountability and customer focus. The changes include the replacement of the Company’s four geographic units with two operating units and changes to the Company’s organization structure and executive leadership team to align with the Company’s strategic focus. As part of the changes to the executive leadership team, Joseph W. Dziedzic was named Executive Vice President in addition his role as Chief Financial Officer and Amit Zukerman was named Executive Vice President, Global Operations. As a result of these organizational changes, the Company made changes to the way we report financial results, including changes to our reporting segments and to our key measures of performance. Beginning with the fourth quarter of 2014, we use operating profit (instead of segment operating profit) as a primary measure of performance. Our executive compensation programs for 2014 use the previous measure, segment operating profit, as a performance metric. For this reason, we continue to refer to segment operating profit in this proxy statement.

2014 Results

The Company’s 2014 results on a non-GAAP basis included revenues of $3.56 billion (a decline of 6% from 2013) and segment operating profit of $216 million (a decline of 20% from 2013). The Company’s 2014 results reflect a change in the exchange rate used for the Company’s Venezuela operations, which have, in the past, represented a more significant component of the Company’s revenues and operating profit. From January 1, 2014 through March 23, 2014, Brink’s used the official rate of 6.3 bolivars to the dollar. Effective March 24, 2014, Brink’s adopted the SICAD II floating exchange rate of approximately 50 bolivars to the dollar and that rate was used to translate the revenues and profit from the Company’s Venezuela operations for the balance of the year. The results also reflect currency declines in other countries in which Brink’s operates. The impact of the Venezuela devaluation and other currency declines more than offset improvement in the Company’s underlying business.

Following are key 2014 financial results that are used in determining compensation amounts for the named executive officers, compared to 2013.

  (In millions, except margin rate and per share amounts)

Financial Measure	2014	2013
Revenues	$3,562	$3,779
Segment Operating Profit*	$216	$270
Segment Margin Rate*	6.1%	7.1%
Earnings per share from continuing operations*	$1.49	$2.13

*	These financial measures are not presented in accordance with U.S. generally accepted accounting principles (“GAAP”). See page 37 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 for a reconciliation of earnings per share from continuing operations to the most directly comparable GAAP financial measure. See Appendix A for a reconciliation of Segment Operating Profit to the most directly comparable GAAP financial measure.

Executive Compensation Program

Our executive compensation program is structured to link compensation to Company and individual performance over the short and long-term and to align the interests of executives and shareholders. We do this by using shares of the

Company’s common stock (“Brink’s Common Stock”) (and stock-based awards) in our incentive compensation programs and maintaining robust executive stock ownership guidelines. Elements of compensation for Brink’s executives include base salary, annual incentives and long-term incentives.

The Company’s annual incentive program provides cash awards to executives for achievement of pre-established one-year financial goals. Our long-term incentive program for executives provides for awards of Performance Share Units (“PSUs”) and Market Share Units (“MSUs”) to be paid out in shares of Brink’s Common Stock at the end of the performance period (typically three years), subject to achievement of pre-established financial goals (in the case of PSUs) or according to the price of Brink’s Common Stock at the end of the performance period (in the case of MSUs). The Compensation and Benefits Committee of the Board of Directors (the “Compensation Committee”) believes this program further aligns the performance of executives with the long term interests of our shareholders. The long-term incentive program also includes awards of time-based restricted stock units (“RSUs”) to named executive officers (other than the Chief Executive Officer, who receives only PSUs and MSUs). Each RSU is the economic equivalent of a share of Brink’s Common Stock and pays out in Brink’s Common Stock upon vesting. Beginning in 2015, long-term incentive awards for the Chief Executive Officer and his direct reports (including the named executive officers) will be comprised of PSUs and MSUs, and these executives will no longer receive RSUs as part of their annual long-term incentive awards.

In 2014, performance-based compensation (which includes annual incentives, PSUs and MSUs) represented approximately 82.6% of total target compensation for the Chief Executive Officer and 63.9% of total target compensation (on average) for all of the Company’s named executive officers as illustrated below. See pages 28-31 for additional information about the long-term incentive awards.

(1) Includes expatriate benefit amounts for Named Executive Officer serving outside of his home country.

2014 Compensation Decisions

In February 2014, the Compensation Committee approved annual long-term incentive awards of PSUs and MSUs to the Chief Executive Officer and PSUs, MSUs, and RSUs to the other named executive officers. In November 2014, the Compensation Committee also approved changes to base salaries for Messrs. Dziedzic and Zukerman in connection with their respective appointments as Executive Vice Presidents of the Company. These base salary adjustments became effective in December 2014. Payouts of 2014 annual incentives to named executive officers were approved by the Compensation Committee in February 2015 ranging from 112 – 139% of target (depending on the named executive officer), reflecting performance that exceeded the target level of the earnings per share goal approved by the Compensation Committee. The Compensation Committee also approved payouts ranging from 169% – 200% of target to three named executive officers who participated in the Management Performance Improvement Plan (“MPIP”) for the 2012 – 2014 measurement period, reflecting performance at above target levels for the 2012 – 2014 MPIP performance measures. These compensation decisions are more fully described in the Compensation Discussion and Analysis, beginning on page 19.

Corporate Governance

Brink’s is committed to good corporate governance and employs a number of practices that the Company’s Board of Directors (the “Board”) has determined are in the best interest of the Company and our shareholders. Following are examples of those practices.

What We Do and Don’t Do:

We strive to employ good governance practices	Lead Director—The Board annually appoints an independent lead director to ensure the Board operates independently of management and that directors and shareholders have an independent leadership contact.
Majority Vote Standard—A director must tender his or her resignation if his or her election receives less than a majority vote in an uncontested election.
Executive Sessions—The independent members of the Board hold an executive session at each regular Board meeting.
Say on Pay—We provide shareholders with an annual advisory vote on named executive officer compensation.

Our compensation program is designed to align with shareholder interests	Pay for Performance—Our executive compensation program links compensation to Company and individual performance over both the short- and long-term.
Stock Ownership Guidelines—We maintain robust stock ownership guidelines for the Chief Executive Officer and other executive officers.
Double Trigger Accelerated Vesting—Equity awards are subject to a “double trigger” for accelerated vesting in the event of a change in control followed by termination of employment.

We strive to adhere to good executive compensation practices	Recoupment Policy—We maintain a recoupment policy for performance-based cash and equity-based incentive payments in the event of a financial restatement.
Double Trigger Change in Control Agreements—We maintain change in control agreements that provide executives with benefits of up to two times the sum of salary and average annual bonus in the event of a change in control followed by termination of employment.
Independent Compensation Consultant—The Compensation Committee retains an independent compensation consulting firm that provides no other services to the Company.
No Employment or Severance Agreements—None of the executive officers have employment or severance agreements (other than change in control agreements, which provide benefits on a “double trigger” basis).
No Tax Gross-ups and No Excessive Perquisites—There are no tax gross-ups upon a change in control and no tax gross-ups other than tax equalization (provided to a named executive officer in 2014, but which will not be provided to executive officers going forward) as part of our expatriate benefits, and we provide limited perquisites to executive officers.
No Hedging—Directors and executive officers are prohibited from engaging in hedging transactions with respect to Company securities.
No Repricing of Underwater Stock Options—The Brink’s Company 2013 Equity Incentive Plan (the “2013 Equity Incentive Plan”), approved by shareholders in 2013, prohibits re-pricing of underwater stock options without shareholder approval.

Voting Matters

Proposal	Board Voting Recommendation	Page Reference
1. Election of directors named in this proxy statement for a three year term	FOR each director nominee	14
2. Approval of advisory resolution on named executive officer compensation	FOR	17
3. Approval of KPMG as the independent registered public accounting firm for 2015	FOR	61
4. Approval of amendment of the Articles of Incorporation	FOR	63

Board Nominees

Name	Age	Director Since	Principal Occupation	Independent	Committee Memberships
Thomas C. Schievelbein	61	2009	Chairman, President and Chief Executive Officer, The Brink’s Company	No	• Executive (Chair)

Betty C. Alewine	66	2000	Retired President and Chief Executive Officer, COMSAT Corporation	Yes	• Finance and Strategy (Chair) • Corporate Governance and Nominating • Executive

Michael J. Herling	57	2009	Founding Partner, Finn, Dixon & Herling	Yes	• Audit and Ethics (Chair) • Compensation and Benefits • Executive

Shareholder Engagement

At last year’s annual meeting of shareholders, approximately 96% of votes cast approved the “say on pay” proposal regarding the compensation awarded to named executive officers. The Compensation Committee and the Board take into account the results of the “say on pay” vote as they consider the design of the executive compensation program and policies. In addition, management continues to engage in outreach to the Company’s shareholders to discuss governance and compensation policies and practices and emerging issues. We believe these meetings have been constructive, with shareholders generally indicating support for Brink’s compensation programs and practices. Management reports to the Board on its discussions with shareholders.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

The mailing address of the principal executive office of the Company is 1801 Bayberry Court, P.O. Box 18100, Richmond, VA 23226-8100. Following are questions and answers regarding the annual meeting.

Why am I receiving this proxy statement?

You are receiving this proxy statement in connection with the solicitation of proxies by the Board to be voted at the 2015 annual meeting of shareholders (and at any adjournment or postponement thereof), for the purposes set forth in the accompanying notice. The annual meeting will be held on May 8, 2015, at 10:00 a.m., local time, at Troutman Sanders LLP, 1001 Haxall Point, 15th floor, Richmond, Virginia.

What is a proxy?

A proxy is your legal designation of another person to vote the stock you own. If you designate someone as your proxy in a written document, that document is also called a proxy (or proxy card). Thomas C. Schievelbein, McAlister C. Marshall, II and Joseph W. Dziedzic have been designated as proxies for the annual meeting. A proxy, if duly executed and not revoked, will be voted and, if it contains any specific instructions, will be voted in accordance with those instructions.

Who is entitled to vote at the annual meeting?

You are entitled to notice of the annual meeting and may vote your shares of Brink’s Common Stock if you owned them as of the close of business on March 3, 2015, which is the date that the Board has designated as the record date for the 2015 annual meeting of shareholders. On March 3, 2015, the Company had outstanding 48,628,765 shares of Brink’s Common Stock, each of which is entitled to one vote per share.

What am I being asked to vote on?

The proposals scheduled to be voted on are:

(1)	Election of directors named in this proxy statement for a three-year term;

(2)	Advisory vote to approve named executive officer compensation;

(3)	Selection of KPMG as the Company’s independent registered public accounting firm for 2015; and

(4)	Amendment of the Articles of Incorporation to provide for annual election of directors.

What are the Board’s recommendations?

The Board recommends a vote FOR:

•	The election of directors;

•	The advisory vote to approve named executive officer compensation;

•	The selection of KPMG as the Company’s independent registered public accounting firm for 2015; and

•	The amendment of the Articles of Incorporation to provide for annual election of directors.

How many votes must be present to hold the annual meeting?

A majority of the outstanding shares of Brink’s Common Stock as of the record date must be present in person or represented by proxy at the annual meeting. This is referred to as a quorum. Abstentions, withheld votes and shares held in street name (“Brokers’ Shares”) voted by brokers are included in determining the number of votes present. Brokers’ Shares that are not voted on any matter will not be included in determining whether a quorum is present. In the event that a quorum is not present at the annual meeting, it is expected that the annual meeting will be adjourned or postponed to solicit additional proxies.

What is a broker non-vote?

Under the rules of the New York Stock Exchange, a broker may vote Brokers’ Shares in its discretion on “routine matters,” but a broker may not vote on proposals that are not considered “routine.” When a proposal is a non-routine matter and the broker has not received voting instructions with respect to that proposal, the broker cannot vote on that proposal. This is commonly called a “broker non-vote.”

How many votes are needed to approve each proposal?

The following table summarizes the vote required to approve each proposal and the effects of abstentions, broker non-votes, and signed, but unmarked proxy cards, on the tabulation of votes for each proposal. For any other business that may properly come before the annual meeting, proxies will be voted in accordance with the judgment of the person voting the proxies.

Proposal Number	Item	Vote Required for Approval	Abstentions	Uninstructed Shares/Effect of Broker Non-Votes	Signed but Unmarked Proxy Cards
1.	Election of director nominees set forth in this proxy statement for a three-year term	Affirmative vote of a plurality of votes present and entitled to vote in the election of directors*	No effect	Not voted/no effect	Voted “FOR”

2.	Advisory vote to approve named executive officer compensation	Votes cast in favor must exceed the votes cast opposing the action	No effect	Not voted/no effect	Voted “FOR”

3.	Approval of the selection of KPMG as the Company’s independent registered public accounting firm for 2015	Votes cast in favor must exceed the votes cast opposing the action	No effect	Discretionary vote by broker	Voted “FOR”

4.	Amendment of the Articles of Incorporation to provide for annual election of directors	Affirmative vote of four-fifths (80%) of outstanding shares entitled to vote on the proposal	Same effect as an against vote	Same effect as an against vote	Voted “FOR”

*	Subject to the resignation policy described on page 13.

The Company’s bylaws provide that the Chairman of the annual meeting will determine the order of business and the voting and other procedures to be observed at the annual meeting. The Chairman is authorized to declare whether any business is properly brought before the annual meeting, and business not properly brought before the annual meeting will not be transacted. We are not aware of any matters that are to come before the annual meeting other than those described in this proxy statement. If other matters do properly come before the annual meeting, however, it is the intention of the persons named in the enclosed proxy card to exercise the discretionary authority conferred by the proxy to vote such proxy in accordance with their best judgment.

Can I revoke my proxy?

The enclosed proxy is revocable at any time prior to its being voted by filing an instrument of revocation or a duly executed proxy bearing a later time. A proxy may also be revoked by attendance at the annual meeting and voting in person. See “Questions and Answers About the Annual Meeting—How do I attend the annual meeting? What should I bring?” Attendance at the annual meeting will not by itself constitute a revocation.

Who pays for the solicitation of votes?

The cost of this solicitation of proxies will be borne by the Company. In addition to soliciting proxies by mail, directors, officers and employees of the Company, without receiving additional compensation therefor, may solicit proxies by telephone, facsimile, electronic mail, in person or by other means. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation material to the beneficial owners of Brink’s Common Stock and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses in connection with their solicitation efforts. The Company has retained Innisfree M&A Incorporated to perform proxy advisory and solicitation services. The fee of Innisfree M&A Incorporated in connection with the 2015 annual meeting is estimated to be approximately $15,000, plus reimbursement of out-of-pocket expenses.

How do I attend the annual meeting? What should I bring?

Shareholders who desire to attend the annual meeting and vote in person and who need directions to the annual meeting may contact the Corporate Secretary at (804) 289-9600. Shareholders of record who desire to vote in person at the annual meeting will be able to request a ballot at the annual meeting. Shareholders who hold their shares through a broker in “street name” and who desire to vote in person at the annual meeting will not be able to vote their shares at the annual meeting without a legal proxy from the street name holder of record. Those shareholders should contact their brokers for further information.

Who will count the votes?

Shareholder votes at the annual meeting will be tabulated by the Company’s transfer agent, American Stock Transfer & Trust Company.

CORPORATE GOVERNANCE

Board of Directors

Role of the Board of Directors

The Board is responsible for advancing the interests of the shareholders through oversight of the Company’s performance and the establishment of broad corporate policies. To fulfill their duties, members of the Board review regular financial and operational reports of the Company’s business in connection with Board and committee meetings as well as interim reports from members of management.

Board Leadership Structure

The Board does not have a policy on whether or not the roles of the Chief Executive Officer and Chairman should be separate. The Board evaluates relevant factors and determines the best leadership structure for the Company’s operating and governance environment at the time. The Board believes that a combined Chairman and Chief Executive Officer and an independent lead director is the appropriate leadership structure for the Company at this time. As the Chairman and Chief Executive Officer, Mr. Schievelbein is able to draw on his knowledge and expertise related to the Company’s daily operations, industry, and competitive developments to set the agenda for the Board and ensure the appropriate focus on issues of concern to the Company. Mr. Schievelbein’s combined role also allows him to present a unified message externally.

To ensure that (i) the Board operates independently of management and (ii) directors and shareholders have an independent leadership contact, the Board annually appoints a lead director from among the independent members of the Board. Mr. Martin has served as the Company’s lead director since 2009. In his role as Lead Director, Mr. Martin has the following responsibilities:

•	presides over meetings of the non-management and independent Board members and, as appropriate, provides prompt feedback to the Chairman and Chief Executive Officer;

•	together with the Chairman and Chief Executive Officer, and with input from the non-management and independent Board members, prepares the Board’s agenda;

•	serves as a point of contact between non-management and independent Board members and the Chairman and Chief Executive Officer to report or raise matters;

•	calls executive sessions of the Board or of the non-management and independent Board members;

•	serves as a “sounding board” and mentor to the Chairman and Chief Executive Officer;

•	takes the lead in assuring that the Board carries out its responsibilities in circumstances where the Chairman and Chief Executive Officer is incapacitated or otherwise unable to act; and

•	consults with the Chair of the Compensation Committee to provide performance feedback and compensation information to the Chair and Chief Executive Officer.

As part of the Board’s annual assessment process, the Board evaluates its leadership structure to ensure that it remains appropriate for the Company. The Board recognizes that there may be circumstances in the future that would lead it to separate the roles of Chief Executive Officer and Chairman, but believes that the absence of a policy requiring either the separation or combination of these roles provides flexibility to determine the best leadership structure for the Company.

Meetings of the Board and Director Attendance

The Board met nine times in 2014. During 2014, all incumbent directors attended at least 75% of the total number of meetings of the Board and of the committees of the Board on which they served.

Executive Sessions of the Board

The non-management members of the Board meet regularly without management present. Mr. Martin, as Lead Director, presides over each meeting of the non-management and independent Board members.

Director Attendance at Annual Meeting

The Company has no formal policy with regard to Board members’ attendance at annual meetings. All eight directors then in office attended the 2014 annual meeting of shareholders.

Board Independence

For a director to be deemed “independent,” the Board must affirmatively determine, in accordance with the listing standards of the New York Stock Exchange, that the director has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. In making this determination, the Board has adopted the following categorical standards as part of its Corporate Governance Policies:

1.	A director who is, or has been within the last three years, an employee of the Company, or whose immediate family member is, or has been within the last three years, an executive officer of the Company, is not independent. Employment as an interim Chairman, Chief Executive Officer or other executive officer will not disqualify a director from being considered independent following such employment.

2.	A director who has received or who has an immediate family member serving as an executive officer who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company (excluding director and committee fees and pensions or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service), is not independent. Compensation received by a director for former service as an interim Chairman, Chief Executive Officer or other executive officer will not count toward the $120,000 limitation.

3.	(A) A director who is a current partner or employee of a firm that is the Company’s internal or external auditor; (B) a director who has an immediate family member who is a current partner of such a firm; (C) a director who has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or (D) a director who was or whose immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time, in any such instance ((A)-(D)) is not independent.

4.	A director who is or has been within the last three years, or whose immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee, is not independent.

5.	A director who is a current employee, or whose immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not independent.

The Board has affirmatively determined that Mrs. Alewine, Ms. Docherty and Messrs. Boynton, Hedgebeth, Herling, Martin and Turner are independent under the listing standards of the New York Stock Exchange and the categorical standards described above. Mr. Breslawsky served on the Board until May 2014 and in February 2014, the Board determined that he was independent. The Board has determined that the members of the Audit and Ethics Committee (the “Audit Committee”) and the Compensation Committee meet the heightened independence requirements for service on the Audit Committee and Compensation Committee set forth in the respective committees’ charters. In addition, the Board has determined that the members of the Compensation Committee are “non-employee directors” (within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and “outside directors” (within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”)).

Committees of the Board

The Board has five standing committees: the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee (the “Corporate Governance Committee”), the Finance and Strategy Committee (the “Finance Committee”) and the Executive Committee. Each committee has a separate chairperson and each of the Audit, Compensation, Corporate Governance and Finance Committees are composed solely of independent directors. The Audit, Compensation, and Corporate Governance Committees operate pursuant to written charters, which describe the specific authority and responsibilities of each Committee and which are available on our website at www.brinks.com.

The following table provides meeting and membership information for each of the committees for 2014.

Name	Audit	Compensation	Corporate Governance	Finance	Executive
Mrs. Alewine			✓	Chair	✓
Mr. Boynton	✓	✓		✓	✓
Ms. Docherty	✓			✓	✓
Mr. Hedgebeth	✓	✓	✓		✓
Mr. Herling	Chair	✓			✓
Mr. Martin	✓		Chair	✓	✓
Mr. Schievelbein					Chair
Mr. Turner		Chair	✓		✓
2014 Meetings	10	7	5	7	0

Audit Committee

The Audit Committee oversees management’s conduct of the Company’s financial reporting process and the integrity of its financial statements, including the Company’s accounting, internal controls and internal audit function. The Audit Committee also evaluates the qualifications and performance of the Company’s independent auditors, assesses the independence of the Company’s independent auditors and oversees the annual independent audit of the Company’s financial statements and the Company’s legal and regulatory compliance as well as ethics programs.

The Board has identified Mr. Martin and Mr. Boynton as “audit committee financial experts” as that term is defined in the rules promulgated by the Securities and Exchange Commission (the “SEC”). The Board has also determined that each of the members of the Audit Committee is financially literate under New York Stock Exchange standards.

Compensation Committee

The Compensation Committee is responsible for overseeing the policies and programs relating to the compensation of the Chief Executive Officer, and other senior executives, including policies governing salaries, incentive compensation and terms and conditions of employment. For a further discussion of the Compensation Committee, see “Compensation Discussion and Analysis—Process for Setting Executive Compensation.”

Corporate Governance Committee

The Corporate Governance Committee is responsible for identifying individuals qualified to become Board members consistent with criteria approved by the Board and recommending to the Board director nominees. The Corporate Governance Committee also oversees the corporate governance of the Company, including recommending to the Board the Corporate Governance Policies, and the annual evaluation of the Board’s performance. In addition, the Corporate Governance Committee recommends to the Board any changes in non-employee director compensation.

Finance Committee

The Finance Committee monitors the Company’s strategic direction, recommends to the Board dividend and other actions and policies regarding the financial affairs of the Company, and is responsible for oversight of the Company’s 401(k) Plan and frozen Pension-Retirement Plan, and any similar plans that may be maintained from time to time by the Company. The Finance Committee has authority to adopt amendments to the Company’s 401(k) Plan and its frozen Pension-Retirement and Pension Equalization Plans.

Executive Committee

The Executive Committee of the Board (of which each director is a member) may exercise substantially all the authority of the Board during the intervals between the meetings of the Board.

Director Nominating Process

In accordance with the Corporate Governance Policies and the Corporate Governance Committee charter (both of which are available on the Company’s public website), the Corporate Governance Committee periodically assesses whether any vacancies on the Board are expected due to retirement or other factors and, in the event that vacancies are anticipated, the Corporate Governance Committee considers possible director candidates. The Corporate Governance Committee has used professional search firms to identify candidates based upon the director membership criteria described in the Corporate Governance Policies.

The Corporate Governance Committee’s charter provides that the Corporate Governance Committee will consider director candidate recommendations by shareholders. Shareholders should submit any such recommendations to the Corporate Governance Committee through the method described below under “Communications with Non-Management Members of the Board of Directors.” In accordance with the Company’s bylaws, any shareholder of record entitled to vote for the election of directors at a meeting of shareholders may nominate persons for election to the Board, if the shareholder complies with the notice procedures set forth in the bylaws and summarized in the section of this proxy statement entitled “Other Information—Shareholder Proposals and Director Nominations” on page 65.

The Corporate Governance Committee evaluates all director candidates in accordance with the director membership criteria described in the Corporate Governance Policies. The Corporate Governance Committee evaluates any candidate’s qualifications to serve as a member of the Board based on the skills and characteristics of individual Board members as well as the composition of the Board as a whole, the balance of management and independent directors, and the need for particular expertise. In addition, while there is not specific weight given to any one factor, the Corporate Governance Committee will evaluate a candidate’s business experience, diversity, international background, the number of other directorships held, leadership capabilities, and any other skills or experience that would contribute to the overall effectiveness of the Board of Directors in overseeing the Company’s business.

When considering a director standing for re-election as a nominee, in addition to the attributes described above, the Corporate Governance Committee considers that individual’s past contribution and future commitment to the Company. The Corporate Governance Committee evaluates the totality of the merits of each prospective nominee that it considers and does not restrict itself by establishing minimum qualifications or attributes.

After evaluating any potential director nominees, the Corporate Governance Committee makes a recommendation to the full Board, and the Board determines the nominees. There is no difference in the manner by which the Corporate Governance Committee evaluates prospective nominees for director based upon the source from which the individual was first identified.

The Company did not receive any notice of a director candidate recommended by a shareholder or group of shareholders owning more than five percent of the Company’s voting common stock for at least one year as of the date of recommendation on or prior to November 21, 2014, the date that is 120 days before the anniversary date of the release of the prior year’s proxy statement to shareholders.

Board Role in Risk Oversight

The Board is responsible for the Company’s overall risk oversight and receives regular reports from management on the Company’s risk management program (described below) and from the Board’s Audit, Compensation, Corporate Governance, and Finance Committees, each of which is responsible for risk oversight within its area of responsibility. In addition, the Board conducts a targeted review of its risk oversight philosophy and assesses its risk oversight responsibilities on an annual basis.

Management is responsible for the Company’s risk management, including oversight and monitoring to ensure Company policies are carried out and processes are executed in accordance with the Company’s performance goals and risk tolerances. Through the Company’s enterprise risk management (“ERM”) program, management identifies and addresses significant risks facing the Company. Under the ERM program, a team of senior executives identifies and prioritizes risks, and assigns an executive to address each major identified risk area and lead action plans to manage these risks.

The Audit Committee is responsible for discussing with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies. As part of its responsibilities, the Audit Committee oversees the Company’s financial policies, including financial risk management. Management holds regular meetings that identify, discuss and assess financial risk from current macro-economic, industry and company-specific perspectives. As part of its regular reporting process, management reports and reviews with the Audit Committee the Company’s material financial risks, proposed risk factors and other public disclosures, mitigation strategies, and the Company’s internal controls over financial reporting. The Audit Committee also engages in periodic discussions with the Chief Financial Officer and other members of management regarding risks.

Each of the other committees of the Board considers risks within its respective areas of responsibility and regularly reports to the Board on issues related to the Company’s risk profile. The Compensation Committee considers any risks related to the Company’s executive compensation programs and has oversight responsibility for the Company’s review of all compensation policies and procedures to determine whether they present a significant risk. The Corporate Governance Committee considers risks relating to governance and management succession planning. The Finance Committee oversees risks related to the Company’s credit facilities, rating agency interactions, and pension and savings plans.

Compensation Risk Assessment

As part of its oversight of the Company’s executive compensation program, the Compensation Committee reviews and considers any potential risk implications created by its compensation awards. The Compensation Committee believes that the executive compensation program is designed with the appropriate balance of risk and reward in relation to the Company’s overall business strategy and that the balance of compensation elements does not encourage excessive risk taking. The Compensation Committee will continue to consider compensation risk implications, as appropriate, in designing any new executive compensation components. In connection with its continual risk assessment, the Compensation Committee notes the following attributes of the executive compensation program:

•	the balance between fixed and variable compensation, short- and long-term compensation, and cash and equity payouts;

•	the alignment of long-term incentives with selected performance measures reflective of the Company’s business plan, and its financial and operational goals;

•	the use of relative shareholder return as a performance metric for long-term incentive awards;

•

the Compensation Committee’s authority to reduce proposed incentive plan cash payouts (taking into account Section 162(m) of the Code) if the Compensation Committee believes that such payouts do not appropriately reflect performance of a particular executive, the Company or a business unit;

•

the placement of a significant portion of executive pay “at risk” and dependent upon the achievement of specific corporate performance goals with verifiable results, with pre-established threshold, target and maximum award limits;

•	the Company’s compensation recoupment policy, which applies to performance-based cash and equity-based incentive compensation paid to named executive officers and other recipients;

•	the Company’s executive stock ownership guidelines, which align the interests of the executive officers with those of the Company’s shareholders; and

•	annual review of the executive compensation program by an independent compensation consultant.

The Compensation Committee also has oversight over the Company’s responsibility to review all Company compensation policies and procedures, including the incentives that they create, to determine whether they present a significant risk. At the Compensation Committee’s direction, the Company’s Human Resources Department in partnership with the Internal Audit Department, conducted a risk assessment of the Company’s compensation programs during 2014. Based on its assessment, management concluded that the compensation policies and practices of the Company and its subsidiaries for employees do not create risks that are reasonably likely to have a material adverse effect on the Company, and management presented the results of its assessment to the Compensation Committee.

Policy and Process for Approval of Related Person Transactions

The Company has adopted a policy in the Audit Committee’s charter regarding the review and approval of related person transactions. In the event that the Company proposes to enter into such a transaction, it must be referred to the Audit Committee. The Audit Committee is required to review and approve each related person transaction and any disclosures required by Item 404 of Regulation S-K. The Audit Committee reviews any related person transactions on a case-by-case basis.

For purposes of this policy, a “related person transaction” has the same meaning as in Item 404 of Regulation S-K: a transaction, arrangement or relationship (or any series of related transactions, arrangements or relationships) in which the Company is, was or will be a participant and the amount involved exceeds $120,000 and in which any “related person” has, had or will have a direct or indirect material interest.

For purposes of this policy, a “related person” has the same meaning as in Item 404 of Regulation S-K: any person who was a director, a nominee for director or an executive officer of the Company during the preceding fiscal year (or an immediate family member of such a director, nominee for director or executive officer) or a beneficial owner of more than five percent of the outstanding Brink’s Common Stock (or an immediate family member of such owner).

During 2014, there were no related person transactions under the relevant standards.

Communications with Non-Management Members of the Board of Directors

The Company’s Corporate Governance Policies set forth a process by which shareholders and other interested third parties can send communications to the non-management members of the Board. When interested third parties have concerns, they may make them known to the non-management directors by communicating via written correspondence sent by U.S. mail to “Lead Director” at the Company’s Richmond, Virginia address. All such correspondence is provided to the Lead Director at, or prior to, the next executive session held at a regular Board meeting.

Succession Planning

The Board regularly engages in succession planning for the Chief Executive Officer role. Members of the Board (with oversight from the Corporate Governance Committee) annually review and discuss an evaluation of potential Chief

Executive Officer successors and review development plans for potential successor candidates. The Board ensures that meeting agendas for the Board and its committees provide directors with exposure to and opportunities to assess potential successors. The Board annually reviews the emergency succession plan for the Chief Executive Officer.

Political Contributions

In general, it is not the Company’s practice to make financial or in-kind political contributions with corporate assets, even when permitted by applicable law. The Company complies with all applicable state and federal laws related to the disclosure of lobbying activities.

The Company administers, under federal and state election laws, The Brink’s Company Political Action Committee, which is a non-partisan political action committee comprised of the Company’s managerial and professional U.S. employees who voluntarily pool their financial resources to support the Company’s efforts to promote the business interests of the Company through the legislative process.

Resignation and Retirement

Under the Company’s Corporate Governance Policies, a director who retires or whose job responsibilities change materially from those in effect at the time the director was last elected to the Board should submit his or her resignation to the Board. The Corporate Governance Committee will then review and consider the director’s resignation and make a recommendation to the Board whether to accept or decline the resignation. In addition, the Board maintains a policy that a director may not stand for election to the Board for any term during which his or her 72nd birthday would fall more than six months prior to the expiration of that term.

The Company’s Corporate Governance Policies provide that any nominee for director in an uncontested election who receives a greater number of shareholder votes “withheld” from his or her election than votes “for” his or her election must promptly tender his or her resignation to the Board. The Corporate Governance Committee will then evaluate the best interests of the Company and will recommend to the Board whether to accept or reject the tendered resignation. Following the Board’s determination, the Company will disclose the Board’s decision of whether or not to accept the resignation and an explanation of how the decision was reached.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

In accordance with the Company’s Amended and Restated Articles of Incorporation and bylaws, the Board is divided into three classes, with the term of office of one of the three classes of directors expiring each year and with each class being elected for a three-year term.

The Corporate Governance Committee has recommended, and the Board has approved, the following nominees for re-election as directors: Mrs. Alewine and Messrs. Herling and Schievelbein, each for a three-year term expiring in 2018. Proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement. Unless otherwise specified, all proxies will be voted in favor of Mrs. Alewine and Messrs. Herling and Schievelbein for election as directors of the Company.

The Board has no reason to believe that any of the nominees is not available or will not serve if elected. If any of them should become unavailable to serve as a director, full discretion is reserved to the persons named as proxies to vote for such other persons as may be properly nominated.

Set forth below is information concerning the age, principal occupation, employment, directorships during the past five years, and other positions with the Company of each nominee and director, the year in which he or she first became a director of the Company and his or her term of office as a director. Also set forth below is a brief discussion of the specific experience, qualifications, attributes or skills that led to the conclusion that each nominee and director should serve as a director, in light of the Company’s business and structure.

NOMINEES FOR ELECTION AS DIRECTORS FOR A THREE-YEAR TERM EXPIRING IN 2018
BETTY C. ALEWINE	Mrs. Alewine is the retired President and Chief Executive Officer of COMSAT Corporation (a provider of global satellite services and digital networking services and technology). Mrs. Alewine currently serves as a director of New York Life Insurance Company and Rockwell Automation, Inc. Mrs. Alewine brings to the Board chief executive officer experience through her leadership of COMSAT Corporation, and executive-level experience in international business operations, strategic planning, technology, sales and marketing, and regulatory matters. She also contributes significant experience and knowledge in the areas of finance, audit, risk oversight, strategic business development, director recruiting and corporate governance matters, developed through her service on the boards of directors of various companies, including Brink’s.

Age: 66 Director since: 2000

Corporate Governance Committee Executive Committee Finance Committee (Chair)

MICHAEL J. HERLING	Mr. Herling is a founding partner of Finn Dixon & Herling LLP (a law firm that provides corporate, transactional, securities, investment management, lending, tax, executive compensation and benefits and litigation counsel). He has held that position since 1987. He currently serves as a member of the Board of Directors of the Board of Trustees of Colgate University. During the past five years, he has served as a director of DynaVox Inc. The Board benefits from Mr. Herling’s entrepreneurial experience as a founding partner of Finn Dixon & Herling and his extensive legal experience representing corporate and institutional clients and their boards of directors with a focus on strategic initiatives and complex transactions, such as mergers and acquisitions, securities offerings and financings. Through his varied Board experience, Mr. Herling has gained experience and knowledge in corporate governance and compliance, risk oversight, audit, succession planning and executive compensation matters.

Age: 57 Director since: 2009

Audit Committee (Chair) Compensation Committee Executive Committee

THOMAS C. SCHIEVELBEIN

Mr. Schievelbein has served as the Chairman, President and Chief Executive Officer of the Company since June 2012, as interim President and Chief Executive Officer from December 2011 to June 2012, and as interim Executive Chairman from November 2011 to December 2011. From 2001 to 2004, Mr. Schievelbein was the President of Northrop Grumman Newport News, a subsidiary of Northrop Grumman Corporation (a global defense company), and from 2004 to 2011 Mr. Schievelbein was a business consultant. He currently serves as a director of Huntington Ingalls Industries, Inc. and New York Life Insurance Company. During the past five years, Mr. Schievelbein has also served as a director of McDermott International Inc. Mr. Schievelbein’s role as Chief Executive Officer of Brink’s allows him to bring to the Board his deep insight into the culture and operations of the Company. He also contributes to the Board his executive-level operational, technology, regulatory and risk management experience developed through his leadership of Northrop Grumman Newport News. Through his varied Board experience, Mr. Schievelbein has gained knowledge and experience in the areas of executive compensation, finance, audit, risk oversight and corporate governance matters.

Age: 61 Director since: 2009

Executive Committee (Chair)

CONTINUING DIRECTORS
PAUL G. BOYNTON	Mr. Boynton has served as the Chairman, President and Chief Executive Officer of Rayonier Advanced Materials Inc. (a global producer of high-value cellulose fibers for the chemical industry) since June 2014. Mr. Boynton previously served as President and Chief Executive Officer of Rayonier Inc. from January 2012 through June 2014, and Chairman from May 2012 through June 2014, President and Chief Operating Officer from 2010 to 2011, Executive Vice President, Forest Resources and Real Estate from 2009 to 2010, and Senior Vice President, Performance Fibers and Wood Products from 2008 to 2009. He currently serves as a director of Rayonier Advanced Materials Inc. Mr. Boynton is also a member of the Board of Governors of the National Council for Air and Stream Improvement and a member of the Board of Directors of the National Association of Manufacturers. During the past five years, Mr. Boynton has also served as a director of Rayonier Inc. Mr. Boynton brings to the Board executive-level experience in the areas of international business operations, strategic business development and planning and finance, developed through his roles at Rayonier Inc. and Rayonier Advanced Materials Inc. He also contributes his significant expertise in risk management, sales and marketing, consumer sales and service and customer relations. His current term as a director of the Company expires in 2016.

Age: 50 Director since: 2010

Audit Committee Compensation Committee Executive Committee Finance Committee

SUSAN E. DOCHERTY	Ms. Docherty is the former GM Vice President with profit and loss and operating responsibility as President and Managing Director for Chevrolet and Cadillac Europe, General Motors Company (an automobile manufacturing company), having served in this position from December 2011 through September 2013. Ms. Docherty previously served as General Motors Company’s Vice President of International Operations Sales, Marketing and Aftersales from 2010 to 2011, Vice President U.S. Sales, Service and Marketing from 2009 to 2010, Vice President, U.S. Sales in 2009, and General Manager and Vice President, Buick-Pontiac-GMC from 2008 to 2009. In these roles, Ms. Docherty developed executive-level experience in international business operations, technology, strategic planning, business transformation, regulatory matters and talent management, as well as significant experience in consumer sales and marketing, which benefit the Brink’s Board. Her current term as a director of the Company expires in 2017.

Age: 52 Director since: 2014

Audit Committee Executive Committee Finance Committee

REGINALD D. HEDGEBETH	Mr. Hedgebeth has served as the General Counsel and Chief Ethics & Compliance Officer of Spectra Energy Corp (a natural gas, liquids and crude oil infrastructure company with gathering and processing, transmission, storage and distribution operations throughout North America) since 2009. Mr. Hedgebeth has also served as General Counsel for Spectra Energy Partners, LP (a Delaware Master Limited Partnership formed by Spectra Energy Corp to own and operate natural gas, liquids and oil transportation and storage assets) since 2013. From 2005 to 2009, he served as Senior Vice President, General Counsel and Secretary of Circuit City Stores, Inc., which filed for Chapter 11 bankruptcy protection in 2008 and was subsequently liquidated in 2009. Mr. Hedgebeth brings to the Board his extensive experience in legal and compliance matters, including securities, corporate governance, ethics, business development and financing, intellectual property and government regulatory matters. He also contributes executive-level experience in government relations and advocacy, internal controls, strategy, supply chain and procurement, risk management and corporate restructuring developed through his work for Spectra Energy Corp and Circuit City Stores, Inc. His current term as a director of the Company expires in 2017.

Age: 47 Director since: 2011

Audit Committee Compensation Committee Corporate Governance Committee Executive Committee

MURRAY D. MARTIN	Mr. Martin has served as the Company’s Lead Director since May 2009 and served as interim Non-Executive Chairman from December 2011 to June 2012. He is the retired Chairman, President and Chief Executive Officer of Pitney Bowes Inc. (a provider of integrated mailstream solutions), having served in that role from 2009 to 2012, as President and Chief Executive Officer from 2007 to 2009, and as Executive Vice President from 2012 to 2013. During the past five years, he has served as a director of Pitney Bowes Inc. The Brink’s Board benefits from Mr. Martin’s executive-level operational experience leading a multi-national company with a significant international presence, as well as his experience with mergers and acquisitions, strategic business development, business transformation, technology, regulatory matters, investor relations, sales and marketing, and customer service and relations. Through his service as a director of publicly held corporations, including Brink’s, Mr. Martin has gained experience and knowledge in audit, internal controls, finance, strategic planning, risk oversight, executive compensation, director recruiting, succession planning, ethics and compliance and corporate governance matters. His current term as a director of the Company expires in 2016.

Age: 67 Director since: 2005

Audit Committee Corporate Governance Committee (Chair) Executive Committee Finance Committee

RONALD L. TURNER	Mr. Turner is the retired Chairman, President and Chief Executive Officer of Ceridian Corporation (an information services company that provides outsourcing services to the human resources, transportation and retail markets, and operates in the U.S., Canada and Europe). Mr. Turner has chief executive officer experience, technology, regulatory, mergers and acquisitions and international operations expertise and extensive experience and knowledge of strategic planning and business development developed through his leadership of Ceridian Corporation. He also brings to the Brink’s Board significant experience and knowledge in the areas of executive compensation, finance and corporate governance matters gained through his service on the boards of directors of various other publicly-traded companies, including Brink’s. His current term as a director of the Company expires in 2016.

Age: 68 Director since: 2002

Compensation Committee (Chair) Corporate Governance Committee Executive Committee

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE

FOR THE THREE NOMINEES NAMED IN THIS PROXY STATEMENT FOR ELECTION AS DIRECTORS.

PROPOSAL NO. 2—ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The Company is seeking shareholder approval of an advisory resolution to approve the compensation of the Company’s named executive officers as disclosed in this proxy statement.

The Company maintains a pay for performance compensation philosophy and an executive compensation program that is designed to:

•	incent and reward executives who contribute to the achievement of the Company’s business objectives and the creation of shareholder value, without encouraging unnecessary and excessive risks;

•	attract, retain and motivate talented executives to perform at the highest level and contribute significantly to the Company’s success;

•	align the interests of the named executive officers with those of shareholders through equity-based long-term incentive awards and robust stock ownership guidelines; and

•	provide an appropriate and balanced mix of short-term and long-term compensation elements.

In deciding how to vote on this proposal, the Board asks that you consider the following key points with respect to our executive compensation program:

•

We pay for performance.  The 2014 compensation awarded to the named executive officers reflects the compensation principles listed above as well as the Company’s results for the year. Annual incentive awards were paid according to the Company’s achievement of non-GAAP earnings per share results. Long-term incentive awards were granted in a combination of PSU, MSU and RSU awards to ensure continued alignment between executive officer compensation and long-term shareholder value.

•

The Compensation Committee regularly reviews the Company’s executive compensation program.  The Compensation Committee reviews the Company’s executive compensation program to ensure that it is aligned with the competitive market and reflects the compensation principles listed above.

•

The executive compensation program is designed to align the interests of executives and shareholders.  In 2013, the Compensation Committee approved changes to the long-term incentive program to strengthen alignment with shareholder value and designated a more focused peer group that includes companies in similar industries, with similar characteristics to Brink’s to ensure the Compensation Committee continues to have a meaningful reference point for assessing executive officer compensation against the market.

•

There are no employment agreements or severance agreements for executive officers.  Neither the Company’s Chief Executive Officer, nor any other executive officer, is a party to an employment agreement or severance agreement with the Company.

•

There are no tax gross-ups upon a change in control for executive officers.  None of the Company’s executive officers is subject to any agreement or policy that provides excise tax gross-ups upon a change in control.

•

The Compensation Committee uses an independent compensation consultant.  The Compensation Committee’s consultant reports directly to the Committee and does not perform any work for management. In performing its services, the consultant works closely with management at the Committee’s direction.

•

We engage with our shareholders.  The Company maintains a shareholder outreach program to connect with shareholders throughout the year to gain insight into shareholders’ perspectives on key governance and compensation issues.

•

The Company may take advantage of tax deductibility for compensation of executives.  The Board and Company shareholders approved amendments to the annual and long-term incentive programs that permit the Company, if appropriate, to take tax deductions for these payments under Section 162(m) of the Code.

You are encouraged to review the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative on pages 19 through 53 of this proxy statement, which provide a comprehensive review of the Company’s executive compensation program and its elements, objectives and rationale.

In accordance with Section 14A of the Exchange Act rules, shareholders are asked to approve the following non-binding resolution:

“RESOLVED, that the Company’s shareholders approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Proxy Statement for the 2015 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2014 Summary Compensation Table, the other related tables and the accompanying narrative.”

The shareholder vote on this proposal will be non-binding on the Company and the Board and will not be construed as overruling a decision by the Company or the Board. However, the Board and the Compensation Committee value the opinions that shareholders express in their votes and will consider the outcome of the vote when making future executive compensation decisions as they deem appropriate.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL OF

THE NON-BINDING RESOLUTION ON NAMED EXECUTIVE OFFICER COMPENSATION.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Compensation Philosophy

The Company’s executive compensation program is designed around the following key objectives:

•	Pay for Performance: Link compensation to Company and individual performance over both the short- and long-term.

•	Competitive Positioning: Attract and retain the executive talent required to execute the Company’s business strategy and deliver sustained high performance through market-competitive compensation.

•

Shareholder Alignment:  Align the interests of executives and shareholders through the use of (i) Company stock in incentive compensation, (ii) incentive compensation goals designed to increase long-term shareholder value, and (iii) guidelines for executive officer ownership of Brink’s Common Stock.

2014 Operational Highlights

The Company’s 2014 results on a non-GAAP basis included revenues of $3.56 billion (a decline of 6% from 2013) and segment operating profit of $216 million (a decline of 20% from 2013). The Company’s 2014 results reflect a change in the exchange rate used for the Company’s Venezuela operations, which have, in the past, represented a more significant component of the Company’s revenues and operating profit. From January 1, 2014 through March 23, 2014, Brink’s used the official rate of 6.3 bolivars to the dollar. Effective March 24, 2014, Brink’s adopted the SICAD II floating exchange rate of approximately 50 bolivars to the dollar and that rate was used to translate the revenues and profit from the Company’s Venezuela operations for the balance of the year. The results also reflect currency declines in other countries in which Brink’s operates. The impact of the Venezuela devaluation and other currency declines more than offset improvement in the Company’s underlying business.

Following are the year-over-year results for segment operating profit and earnings per share, which are the principal financial measures used in the Company’s incentive plans for the named executive officers:

(In millions, except per share amounts)	2014	2013
Segment Operating Profit*	$216	$270
Earnings per share from continuing operations*	$1.49	$2.13

*	These financial measures are not presented in accordance with U.S. generally accepted accounting principles (“GAAP”). See page 37 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 for a reconciliation of earnings per share from continuing operations to the most directly comparable GAAP financial measure. See Appendix A for a reconciliation of segment operating profit to the most directly comparable GAAP financial measure.

2014 Restructuring and Reorganization

In December 2014, the Company announced organizational changes designed to accelerate the execution of its strategy and ensure the achievement of 2015 and 2016 financial targets. The changes included the replacement of the Company’s former geographic units with two operating units and changes to the executive leadership team that included the appointment of Joseph W. Dziedzic and Amit Zukerman as Executive Vice Presidents. In connection with the reorganization, the Compensation Committee approved changes to the base salaries for Messrs. Dziedzic and Zukerman and a change to the 2014 annual incentive target for Mr. Zukerman to align with the market data for their new roles.

2014 Compensation Decisions

This Compensation Discussion and Analysis (“CD&A”) and the executive compensation tables that follow describe the compensation of the Company’s named executive officers:

•	Thomas C. Schievelbein, Chairman, President and Chief Executive Officer

•	Joseph W. Dziedzic, Executive Vice President and Chief Financial Officer

•	McAlister C. Marshall, II, Vice President and General Counsel

•	Holly R. Tyson, Vice President and Chief Human Resources Officer

•	Amit Zukerman, Executive Vice President and President, Global Operations and Brink’s Global Services

Compensation decisions in 2014 for the named executive officers reflect the Company’s annual results. Annual incentive payouts to the named executive officers reflect results above the target level for the Non-GAAP earnings per share performance goal established under the Key Employees Incentive Plan (“KEIP”). Management Performance Improvement Plan (“MPIP”) payouts to Messrs. Dziedzic, Marshall and Zukerman for the 2012—2014 measurement period were also above target and reflect the achievement of above target levels for each of the performance goals.

2014 Say on Pay Vote

At last year’s annual meeting of shareholders, approximately 96% of votes cast on the “say on pay” proposal approved the compensation awarded to named executive officers. The Compensation Committee and the Board take into account the results of the “say on pay” vote as they consider the design of the executive compensation program and policies. In addition, management continues to engage in outreach to the Company’s shareholders to discuss governance and compensation policies and practices and emerging issues. We believe these meetings have been constructive, with shareholders indicating support for Brink’s governance and compensation programs and practices. Management reports to the Board on its discussions with shareholders.

Executive Compensation Program Components for 2014

Primary Components

Named executive officer compensation awarded in 2014 included the following primary components.

Compensation Element	Salary	Annual Incentive – KEIP	Long-Term Incentive – Performance Share Units	Long-Term Incentive – Market Share Units	Long-Term Incentive – Restricted Stock Units
Who Receives It	All Named Executive Officers				All Named Executive Officers except Chief Executive Officer
Form of Delivery	Cash		Equity
Type of Performance	Short-term		Long-term
Performance Period	Ongoing	Annual	3 years		Vest over 3 years
How Payout Determined	Compensation Committee judgment, informed by evaluation of market data	Formulaic, with Compensation Committee review of performance against pre-established goals, with discretion to reduce annual incentive payout amounts		Formulaic – depends on stock price at time of vesting vs. time of grant	Value of units depends on stock price at time of vesting
Performance Measures	N/A	Earnings per share	Non-GAAP segment operating profit, relative TSR	Stock price appreciation with a minimum threshold performance	Stock price appreciation
Purpose	• Provides compensation at a level consistent with competitive practices • Reflects role, responsibilities, skills, experience and performance	• Motivates and rewards executives for achievement of annual goals • Aligns management and shareholder interests by linking pay and performance

•   Motivates and rewards executives for achievement of long-term goals intended to increase shareholder value

•   Enhances retention of key executives who drive sustained performance

•   Aligns management and shareholder interests by facilitating management ownership

Aligns management and shareholder interests by facilitating management ownership and tying compensation to stock price appreciation over a sustained period

Secondary Components

Named executive officers may also receive compensation in the form of one or more of the following components.

Compensation Element	Benefits	Perquisites	Change in Control Compensation	Expatriate Benefits
Who Receives It	All Named Executive Officers			Named executive officers who are on international assignment
Components of Compensation

•   Deferred compensation, the value of which is tied directly to the Company’s stock price

•   Company matching contributions on amounts deferred, the value of which is tied directly to the Company’s stock price

•   Frozen defined benefit pension benefits

•   Executive salary continuation and long-term disability plan participation

•   Welfare plans and other arrangements that are available on a broad basis to U.S. employees and Switzerland employees, as applicable

		Limited personal and spousal travel, entertainment and gifts	Contingent amounts payable only if employment is terminated following a change in control	• Housing allowance • Cost of living adjustment • Reimbursements for airfare to home country • Medical coverage • Tax equalization • Reimbursement for tax preparation
Purpose

•   Provides for current and future needs of the executives and their families

•   Aligns management and shareholder interests by encouraging management ownership of Company stock through participation in the deferred compensation program

		Provides for safety and security of executives	Encourages the objective evaluation and execution of potential changes to the Company’s strategy and structure	Enables executives to maintain standard of living when on international assignment where costs may be higher than in their home countries
Enhances Recruitment and Retention

Process for Setting Executive Compensation

Compensation Committee Review Process.  The Compensation Committee sets targets for each component of compensation for the Company’s named executive officers (with the exception of the annual incentive paid to the Chief Executive Officer, which is approved by the full Board). In November each year, the Compensation Committee reviews competitive market data and information regarding the value of compensation paid to the Company’s Chief Executive Officer and other senior executives, including base salary, annual and long-term incentive compensation. Throughout the year, the Compensation Committee also reviews total direct compensation and competitive market data for named executive officers in the form of a “tally sheet”, the purpose of which is to provide a framework for the Compensation Committee to determine whether the Company’s executive compensation program is consistent with current competitive practices.

The Compensation Committee reviews the Chief Executive Officer’s evaluation of the performance of the other named executive officers, as well as his recommendations related to their compensation, when considering named executive officer target and actual compensation determinations. When the Compensation Committee considers base salary adjustments and sets annual and long-term incentive targets, it takes the following factors into account:

Compensation Action	Factors Considered in Determining Target Awards
Base Salary Adjustments	• Competitive market information • Criticality of role

Annual Incentive Targets	• Competitive market information

Long-Term Incentive Targets	• Competitive market information • Executive’s potential future contributions to the Company

With respect to the Chief Executive Officer, the Compensation Committee reviews an annual performance evaluation conducted by the Board, as well as performance relative to pre-determined annual objectives and competitive market data in order to make base salary and target long-term incentive determinations and to make recommendations to the Board regarding annual incentive payments. The Compensation Committee is supported in its work by the Company’s Human Resources Department and executive compensation consultants as described below.

Role of Compensation Consultants.  The Compensation Committee receives data, analysis and support from Frederic W. Cook & Co., Inc. (“FW Cook”), which serves as the Compensation Committee’s and the Corporate Governance Committee’s independent compensation consultant. Towers Watson serves as executive compensation consultant to the Company and also provides information to the Compensation Committee.

Services Provided to the Compensation Committee by FW Cook	Services Provided to the Company by Towers Watson

•   Reviews all materials prepared for the Compensation Committee by management and Towers Watson (see below) relative to 2014 compensation for the named executive officers;

•   Advises the Compensation Committee on executive compensation trends;

•   Reviews and advises the Compensation Committee on the Company’s executive compensation program including program design; and

•   Reviews the Company’s proxy statement disclosure, including the CD&A and executive compensation tables.

•   Analyzes competitive levels of each component of compensation for each of the named executive officers; and

•   Provides reports and analysis of competitive market data and executive compensation trends.

Role of Chief Executive Officer.  The Chief Executive Officer annually reviews named executive officer compensation against market data to ensure general competitiveness and recommends base salary adjustments if the compensation is not aligned to the market. The Chief Executive Officer recommends annual incentive payouts and long-term incentive awards for the other named executive officers. These recommendations are based on evaluation of market data, each named executive officer’s performance, the performance of his or her business unit or function, any changes to a named executive officer’s role and responsibilities and potential future contributions to the Company. The Compensation Committee considers the Chief Executive Officer’s recommendations in making its own determinations regarding compensation awarded to the named executive officers. The Chief Executive Officer does not play any role in determining his own compensation.

Compensation Consultant Conflicts of Interest.  In retaining FW Cook, the Compensation Committee considered the six factors set forth in Rule 10C-1(b)(4)(i) through (vi) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, after review of information provided by each of the members of the Compensation Committee as well as information provided by FW Cook and Towers Watson and members of their teams, the Compensation Committee determined that there are no conflicts of interest raised by either firm’s work with the Compensation Committee.

Factors Considered in Making Compensation Decisions

In determining target and actual compensation for the named executive officers in 2014, the Compensation Committee considered the following key factors.

Performance.  The executive compensation program provides the named executive officers with opportunities to receive actual compensation that is greater or less than targeted compensation depending upon the Company’s financial performance and their individual performance.

Market Competitiveness.  For the named executive officers, the Compensation Committee generally aims to set base salary, target annual incentive and target long-term incentive compensation (in the aggregate) at approximately the market median relative to comparable positions within a relevant comparison group of companies (the “Peer Group”). Brink’s uses the market median as a reference to ensure pay practices are competitive overall and sets named executive officers’ individual total target compensation between the 25th and 75th percentile of Peer Group compensation, depending on the criticality of the role, individual performance and long-term potential to create value for shareholders.

The companies included in the Peer Group are listed below and include companies of comparable size, companies with similar business characteristics and companies with which Brink’s competes for talent and investor capital.

ABM Industries Incorporated	Diebold	Paychex, Inc.

The ADT Corporation	The GEO Group , Inc.	Pitney Bowes, Inc.

Alliance Data Systems Corporation	Global Payments, Inc.	Ryder System, Inc.

Avery Dennison Corporation	Heartland Payment Systems, Inc.	Unisys Corporation

Cash America International, Inc.	Hub Group, Inc.	United Rentals, Inc.

Celestica, Inc.	Iron Mountain Incorporated	UTi Worldwide, Inc.

Cintas Corporation	ManTech International Corporation	The Western Union Company

Con-way, Inc.	Outerwall, Inc.

The Compensation Committee periodically reviews market information, including Peer Group compensation data and other reports on executive compensation practices. Based on its analysis and the compensation levels subsequently set for the Company’s named executive officers in 2014, FW Cook concluded that the Company’s overall current total target direct compensation (including base salary and target annual and long-term incentive compensation) was between the 25th and 75th percentile of the Peer Group for each of the named executive officers.

Mix of Cash and Stock-Based Compensation and Current, Short-Term and Long-Term Awards.  The Compensation Committee considers the competitive market, compensation mix and pay for performance philosophy when setting various components of compensation. The Compensation Committee determined that current and short-term compensation—base salary and annual incentives—should be composed of cash, but that long-term incentive compensation should be composed of stock-based awards that reward the achievement of Company results and increases in Company value over the long-term, and align named executive officers’ interests with the economic interests of shareholders.

In 2014, performance-based compensation (which includes annual incentives, PSUs and MSUs) represented approximately 82.6% of total target compensation for the Chief Executive Officer and 63.9% of total target compensation (on average) for all of the Company’s named executive officers as illustrated below.

(1) Includes expatriate benefit amounts for Named Executive Officer serving outside of his home country.

2014 Compensation Decisions by Component

Base Salary

The Compensation Committee’s decisions on base salary levels for the named executive officers are primarily influenced by its review of competitive market information for comparable positions. These decisions are also influenced by the Company’s talent philosophy, which includes differential investment in talent based on the caliber of the executive in performing his or her duties, criticality of the role to the execution of corporate strategy, and potential of the executive to impact future business results. For the named executive officers other than the Chief Executive Officer, the Compensation Committee also considers the Chief Executive Officer’s recommended salary adjustments based on position relative to the competitive market information. The Compensation Committee approved adjustments to base salaries for Messrs. Dziedzic and Zukerman in November 2014, which became effective in December 2014 in light of the changes to their roles in connection with the organizational changes announced in December 2014.

Following are the base salaries for each of the named executive officers as of December 31, 2014 (actual salary amounts for 2014 appear in the Summary Compensation Table on page 35):

Named Executive Officer	Annual Salary at December 31, 2013	Annual Salary at December 31, 2014	% Change
Mr. Schievelbein	$800,000	$800,000	0%
Mr. Dziedzic	531,000	575,000	8.3%
Mr. Marshall	421,000	421,000	0%
Ms. Tyson	370,000	370,000	0%
Mr. Zukerman	500,000	550,000	10%

Annual Cash Incentive Awards—KEIP

General

The Company’s annual cash incentive plan, the KEIP, provides incentive compensation that is variable, contingent and directly linked to Company, business unit, and individual performance. The Compensation Committee generally approves participants in the KEIP in November prior to the performance year and sets the KEIP performance metrics and goal(s) in February of the performance year. Performance against the KEIP goal is used to determine the funding pool for all KEIP payments.

The Compensation Committee generally considers and approves actual payments under the KEIP for the prior fiscal year in February. For 2014, performance against the KEIP goal was used to determine named executive officer KEIP payments. All KEIP payments are approved by the independent members of the Compensation Committee, with the Compensation Committee recommending to the Board the payment for the Chief Executive Officer and establishing payments for the other named executive officers after reviewing Company financial results, the performance of the Chief Executive Officer and the other named executive officers and the recommendations of the Chief Executive Officer for the other named executive officers. The Compensation Committee retains discretion to lower the KEIP payment for any named executive officer.

2014 KEIP Goal Setting

The Compensation Committee approved a non-GAAP earnings per share performance goal for the 2014 plan year in order to reinforce the importance of profitable growth. The goal is aligned with a key financial measure for the Company, and the Compensation Committee believed at the time the goal was set that it represented a rigorous objective for management. In light of the significant change in March 2014 to the exchange rate used to translate the Company’s results for its Venezuela operations, in July 2014, the Compensation Committee approved a modified KEIP goal adjusted solely to reflect the change in exchange rate. In making its determination to modify the 2014 KEIP performance goal, the Compensation Committee took into consideration the expected impact on the Company’s results from the change in exchange rate and the Committee’s desire that the Venezuela results be included in the performance goal at the same rate as those results would be included in the Company’s reported consolidated results. At the time the Compensation Committee approved the modified goal, the Compensation Committee also determined that following the end of the year, it would measure the Company’s results against both the original goal and the modified goal and that the KEIP would be funded and the named executive officers’ KEIP payments would be based on performance against the goal that provided the lower of the two results. Set forth below are the original goal set in February 2014 and the modified goal set in July 2014.

Original Non-GAAP Earnings Per Share Goal Set in February 2014	Impact of Change in Venezuela Exchange Rate on Earnings Per Share Goal at Target	Modified Non-GAAP Earnings Per Share Goal Set in July 2014	% of Target Award Amount Payable
Less than $1.72	N/A	Less than $1.32	0%
$1.72	N/A	$1.32	50%
$2.15	$(0.50)	$1.65	100%
$2.58 or more	N/A	$1.98 or more	200%

The Compensation Committee applies straight-line interpolation for determining award payouts when performance results fall between the goals above. For example, achievement of $1.70 non-GAAP earnings per share under the modified goal would enable a named executive officer to receive up to 115% of his or her KEIP target. The Compensation Committee (or the Board, for the Chief Executive Officer) retains the ability to adjust a named executive officer’s KEIP award downward (but not upward) in its sole discretion based upon consideration of a named executive officer’s individual performance (including the performance of his or her business unit or function). Incentive payments cannot exceed 200% of each named executive officer’s base salary.

2014 KEIP Target Award Opportunities

In November 2013, the Compensation Committee established 2014 KEIP targets for the named executive officers (other than the Chief Executive Officer) and in February 2014, the Compensation Committee set the KEIP target for the Chief Executive Officer. The KEIP target is expressed as a percentage of annual base salary and is designed to be indicative of the incentive payment that each named executive officer would expect to receive on the basis of strong performance by the Company and the individual. Annual incentive targets for 2014 were approved for each of the named executive officers by the Compensation Committee as set forth below. The 2014 targets reflect a change in the opportunity level for Mr. Zukerman in order to align his annual incentive target with the competitive market for his role as well as a change in his base salary level in 2014 (as described on page 25). The 2014 target for Mr. Dziedzic represents a change in the opportunity level resulting from the change in his base salary effective December 2014.

Named Executive Officer	Annualized 2013 KEIP Target	Annualized 2014 KEIP Target	% Change
Mr. Schievelbein	$800,000	$800,000	0%
Mr. Dziedzic	424,800	427,733	0.7%
Mr. Marshall	273,650	273,650	0%
Ms. Tyson	222,000	222,000	0%
Mr. Zukerman	300,000	304,792	1.6%

2014 KEIP Payouts

In February 2015, the Compensation Committee approved 2014 KEIP payouts for all of the named executive officers other than Mr. Schievelbein, whose KEIP payout was approved by the Board in February 2015, upon the recommendation of the Compensation Committee. For purposes of awarding actual payments under the KEIP, the Compensation Committee (and the Board for Mr. Schievelbein) considered the Company’s non-GAAP earnings per share results against the original and modified goals set by the Compensation Committee in February and July 2014, respectively, to determine the level of payout and then considered the individual performance (including business unit or function performance) for each named executive officer as set forth below.

	Target Non-GAAP Earnings Per Share	Actual Non-GAAP Earnings Per Share, with Adjustments Approved by the Compensation Committee
Original	$2.15	$2.24
Modified (to reflect change in exchange rate to translate Venezuela results)	1.65	1.69

For Company performance, the Compensation Committee approved adjusted non-GAAP earnings per share results of $1.69 and compared those results against the modified goal of $1.65 because the result versus that goal produced the lower of the two results. Non-GAAP earnings per share is reconciled to the most directly comparable GAAP measure on page 37 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014. In determining the adjusted non-GAAP earnings per share results, the Committee considered the non-GAAP earnings per share of $1.49 reported in the Company’s 2014 Form 10-K and the permitted adjustments under the KEIP, which were approved by the Committee at the time it approved the 2014 performance goal. The permitted adjustments under the KEIP for 2014 include adjustments for fluctuations in foreign currency not included in the Company’s business plan and to exclude the impact of strategic acquisitions and dispositions or the gain or loss on the disposal of business operations not included in the Company’s business plan. Typically, the Compensation Committee approves the results for KEIP purposes with adjustment for each of the permitted items. In approving the adjusted non-GAAP earnings per share results used to determine KEIP funding and the level of KEIP payouts for the named executive officers in 2014, the Committee exercised its negative discretion to reduce the adjusted results by $0.06, which reflects the difference between the actual results attributed to the recently disposed Netherlands business and the results for the Netherlands business as included in the 2014 business plan. The adjusted results of $1.69 approved by the Committee represent achievement at above target level and reflect the Company’s solid performance for the full year against the business plan. The results also reflect the change in March 2014 to the exchange rate used for the Company’s Venezuela operations as well as currency declines in other countries, which more than offset improvement in the Company’s underlying business. The 2014 business plan and KEIP performance goal reflected the Company’s projection of lower earnings in 2014 as compared to 2013 due to expected unfavorable currency rates and planned investments to support the Company’s growth initiatives.

In determining each named executive officer’s individual performance, the Committee considers a holistic review of each officer’s performance against the Company’s priorities. For 2014, the named executive officers were assessed against how well they contributed to the Company’s financial goals, how effectively they led efforts in the Company’s culture transformation and talent development initiatives, how effectively they managed costs, operational efficiencies, and efforts to fix or exit underperforming businesses, and how well they contributed to the long-term growth of Brink’s.

In determining payout levels for the named executive officers other than the Chief Executive Officer, the Compensation Committee considered the input and recommendations of the Chief Executive Officer. After considering the Company and individual performance factors and the recommendations from the Chief Executive Officer, the Compensation Committee approved KEIP payouts for each of the named executive officers, with the exception of Mr. Schievelbein, at a rate of 112 – 139% of each of their target KEIP payment amounts. For Mr. Schievelbein, the Board approved a KEIP payout at 112% of his target.

The following table sets forth the actual payments for 2014 under the KEIP, the target amounts, and the percentage of the actual payments to the targeted amounts. The payments are also shown in the Summary Compensation Table on page 35.

Name	2014 Actual KEIP Payment	2014 Target KEIP Payment	2014 Actual KEIP Payment as a Percentage of 2014 Target KEIP Payment
Mr. Schievelbein	$896,000	$800,000	112%
Mr. Dziedzic	479,061	427,333	112%
Mr. Marshall	306,488	273,650	112%
Ms. Tyson	248,640	222,000	112%
Mr. Zukerman(1)	422,154	304,792	139%

(1)

At the time the 2014 KEIP targets were approved, Mr. Zukerman was not serving as an executive officer of the Company. Mr. Zukerman’s KEIP payout reflects the performance of Brink’s Global Services and Asia Pacific operations in 2014 because during the majority of 2014, he served as President, Brink’s Global Services and Asia Pacific.

Tax Deductibility

Under Section 162(m) of the Code, compensation in excess of $1,000,000 paid in any one year to a publicly-held corporation’s covered employees who are employed by the corporation at year-end will not be deductible for federal income tax purposes unless the compensation is considered “qualified performance-based compensation” under Section 162(m) of the Code (or another exemption is met). Covered employees include the Chief Executive Officer and the three other most highly compensated executive officers as of the last day of the taxable year other than the Chief Executive Officer or Chief Financial Officer (“Covered Employees”).

The Company intends to structure the compensation program so that a majority of compensation is tax deductible. The rules and regulations promulgated under Section 162(m) of the Code are complicated and subject to change from time to time, sometimes with retroactive effect. There can be no guarantee, therefore, that amounts potentially subject to the Section 162(m) limitations will be treated by the Internal Revenue Service as qualified performance-based compensation under Section 162(m) of the Code and/or deductible by the Company. A number of requirements must be met under Section 162(m) of the Code in order for particular compensation to so qualify for the exception such that there can be no assurance that amounts intended to constitute “qualified performance-based” compensation, including amounts payable under the KEIP, will be fully deductible under all circumstances. In addition, the Company reserves the flexibility to award non-deductible compensation in circumstances where the Company believes, in its good faith business judgment, that such an award is in its best interest in attracting or retaining capable management.

Long-Term Incentive Compensation

General

The Company provides long-term incentive compensation to ensure that a significant portion of named executive officer compensation is tied to the Company’s long-term results and increases in shareholder value. In 2014, the Compensation Committee approved long-term incentive awards to named executive officers that included Performance Share Units (“PSUs”), Market Share Units (“MSUs”) and Restricted Stock Units (“RSUs”).

PSUs. The performance period for PSUs is generally three years, beginning on January 1 of the first year of the performance period and ending on December 31 of the third year of the performance period. Named executive officers benefit from PSUs only to the extent Brink’s achieves performance goals determined by the Compensation Committee at the beginning of the performance period. After the conclusion of the performance period, PSU payouts will be in shares of Brink’s Common Stock and will range from 0 to 200% of the target award, subject to any modifier for relative total shareholder return. The number of shares ultimately paid will depend on performance against the goals established by the Committee.

MSUs. The performance period for MSUs is generally three years, beginning on January 1 of the first year of the performance period and ending on December 31 of the third year of the performance period. MSUs provide for an increase in value to the extent that the market price for Brink’s Common Stock increases during the performance period. MSUs decline in value to the extent that the price of Brink’s Common Stock decreases, unless the price of Brink’s Common Stock at the end of the performance period is less than 50% of the initial price, in which case the MSU value is zero and there is no payout.

After the conclusion of the performance period, MSU payouts will be in shares of Brink’s Common Stock and will range from 0% to 150% of the target award. The number of MSUs earned, if any, will be calculated by multiplying the target award by the ratio of the price of Brink’s Common Stock at the end of the performance period divided by the price of Brink’s Common Stock at the beginning of the performance period. The stock price used in the calculation of the ratio is the average closing price for the twenty trading days preceding each date.

RSUs. Each RSU is the economic equivalent of one share of Brink’s Common Stock and is settled in shares of Brink’s Common Stock. RSUs retain value even if the price of Brink’s Common Stock decreases below the price on the date of grant as long as the named executive officer satisfies the vesting requirements.

2014 Long-Term Incentive Target Award Opportunities

The Compensation Committee approved annual long-term incentive awards in February 2014. For 2014, long-term incentive compensation for the Chief Executive Officer included equity awards under the 2013 Equity Incentive Plan comprised of PSUs (50% of the award) and MSUs (50% of the award). For 2014, long-term incentive compensation for the other named executive officers included equity awards under the 2013 Equity Incentive Plan composed of PSUs (50% of the award), MSUs (25% of the award) and RSUs (25% of the award). In establishing target long-term incentive compensation targets for each named executive officer for 2014, the Compensation Committee primarily considered competitive market information, in the context of the overall long-term incentive compensation philosophy, which takes into account the executive’s skills and experience and potential future contributions to the Company. The Compensation Committee applies a value-based approach by making long-term incentive awards based on a target dollar value that is used to determine the number of PSUs, MSUs and RSUs awarded because it believes that approach results in total long-term incentive compensation for the named executive officers that is closer to the targeted range.

The following table sets forth the aggregate amount of long-term incentive award opportunities approved by the Committee for 2014, for each of the named executive officers. The equity awards appear in the Grants of Plan-Based Awards Table on page 38.

Name	Total 2014 Long-Term Incentive Compensation(1)
Mr. Schievelbein	$3,000,000
Mr. Dziedzic	965,000
Mr. Marshall	558,000
Ms. Tyson	465,000
Mr. Zukerman(2)	280,000

(1)	The value of equity awards included in total long-term incentive compensation is calculated using assumptions for financial reporting purposes. See Note 17 to the Company’s financial statements in its Annual Report on Form 10-K for the year ended December 31, 2014. See also footnote 4 to the Summary Compensation Table on page 35.

(2)	At the time the 2014 LTI awards were approved, Mr. Zukerman was not serving as an executive officer of the Company.

Equity Grants under the 2013 Equity Incentive Plan

PSU Grants. In 2014, PSUs represented 50% of each named executive officer’s long-term incentive award. In February 2014, the Compensation Committee established non-GAAP segment operating profit as the performance metric for the PSUs to ensure continued focus on profitability by participants in the long-term incentive program. The Compensation Committee also established a total shareholder return (“TSR”) performance metric to better align payout of long-term incentive awards with the Company’s stock price performance relative to the greater market. The PSUs granted in 2014 are subject to a three-year performance period that began on January 1, 2014 and will end on December 31, 2016.

The Compensation Committee established threshold, target and maximum levels of non-GAAP segment operating profit performance for the PSUs, which correspond to payouts in shares of Brink’s Common Stock at a rate of 0% to 200% of target as noted below, which are then subject to a +/- 25% multiplier that will be applied to the payout based on Brink’s TSR relative to companies in the S&P 500 index. TSR at or above the 75th percentile will result in the application of a +25% multiplier to PSU payouts while TSR at or below the 25th percentile will result in the application of a -25% multiplier to PSU payouts. There is no multiplier applied to PSU payouts if TSR performance is between the 25th and 75th percentile. The stock price used for the TSR calculation will be the average closing price for the twenty trading days preceding the first and last day of the performance period.

In light of the significant change in exchange rate used to translate the Company’s results for its Venezuela operations, in July 2014, the Compensation Committee approved an additional set of threshold, target and maximum levels of non-GAAP segment operating profit performance for the 2014-2016 PSUs, which were adjusted solely to reflect the change in exchange rate effective March 24, 2014. At that time, the Committee also determined that following the end of the performance period, it would measure the Company’s results against both the original performance goals and the additional goals and that PSU payouts, if any, would be based on performance against the goal that provided the lower of the two results.

Non-GAAP Segment Operating Profit Performance Levels	Performance Shares Earned as a Percent of Target
Threshold Performance	50%
Target Performance	100%
Maximum Performance	200%

The performance levels and corresponding proportion of shares earned as a percentage of target set forth above are the same for both the original target levels of performance approved in February 2014 and the additional goals approved in July 2014. At the time the Compensation Committee established both the original and additional target levels of performance, it believed that achievement of the threshold performance level was attainable, but not certain, that target performance would be difficult to achieve, and that the maximum level of performance was possible, but not likely to be achieved.

In July 2014, the Compensation Committee also approved an additional set of threshold, target and maximum levels of non-GAAP segment operating profit performance for the 2013 – 2015 PSUs, which were adjusted solely to reflect the change in exchange rate for the Company’s Venezuela operations. The Committee determined that following the end of the performance period, it would measure the Company’s result against both the original performance goals and the additional goals and that PSU payouts, if any, would be based on performance against the goal that provided the lower of the two results.

MSU Grants. In 2014, MSUs represented 50% of Mr. Schievelbein’s long-term incentive award and 25% of each other named executive officer’s long-term incentive award as part of the transition to the new long-term incentive program approved in 2013. Beginning in 2015, MSUs will represent 50% of each named executive officer’s long-term incentive award. The MSUs granted in 2014 are subject to a three-year performance period that began on January 1, 2014 and will end on December 31, 2016.

RSU Grants. In 2014, RSUs represented 25% of each named executive officer’s (except Mr. Schievelbein’s) long-term incentive award. Beginning in 2015, RSUs will no longer be awarded to the named executive officers as part of their annual long-term incentive awards. RSUs awarded as part of the named executive officers’ 2014 long-term incentive awards will vest in three equal annual installments beginning on the first anniversary of the grant date.

Equity Grant Practices

The Company does not strategically time long-term incentive awards in coordination with the release of material non-public information and has never had a practice of doing so. It is Company policy not to engage in backdating options. In addition, the Company has never timed and does not plan to time the release of material non-public information for the purpose of affecting the value of executive compensation. The accounting for all PSU, MSU and RSU awards granted by the Company is compliant with accounting principles generally accepted in the United States and is disclosed in the Company’s annual and quarterly financial reports filed with the SEC. The pricing of PSUs, MSUs and RSUs is described on page 39.

“Double Trigger” Acceleration of Vesting Following Change in Control

The Compensation Committee has approved terms and conditions for the executive officers’ MSU and RSU awards that provide for double trigger vesting of awards upon a change in control—which means that the vesting of these awards will accelerate only upon certain terminations of employment following a change in control. For PSU awards, a change in control within the first twenty-four months of the performance period will result in conversion of the awards to time-based RSUs at target level that vest at the end of the performance period. The RSUs resulting from the conversion of PSUs will be subject to a double trigger for accelerated vesting. If a change in control occurs after the first twenty-four months of the PSU performance period, the Compensation Committee will assess performance against the pre-established goals (adjusted for the reduced duration of the performance period) to determine a payout in shares of Brink’s Common Stock that is equal to the greater of the target number of PSUs or the number of PSUs that would have become payable based on the goals (as adjusted) achieved through the date of the change in control.

Management Performance Improvement Plan (MPIP)

The MPIP provided opportunities for cash awards to participants selected by the Compensation Committee, subject to the satisfaction of specific financial goals over a three-year performance measurement period. MPIP awards were made from 2000 through 2012 and are being phased out with the last MPIP performance period having expired in 2014. The Compensation Committee approved the phased elimination of the MPIP as part of executives’ long-term incentive compensation and therefore, no new MPIP awards were made in 2013 or 2014 and the final MPIP payments were made in March 2015. In 2015, three of the named executive officers received MPIP payouts pursuant to awards for the 2012 – 2014 performance measurement period.

At the beginning of each three-year MPIP measurement period, the Compensation Committee set one-year financial goals based on the Company’s business plan that the Compensation Committee believed were difficult to obtain and would best lead to the achievement of long-term shareholder value. At the beginning of each subsequent year in the three-year period, the Compensation Committee increased those initial goals by adding additional one-year Company financial goals. At the end of the three-year period, the Compensation Committee totaled each of the annual performance goals in the three-year period and measured them against aggregated actual performance during the same period. The annual review of the previously established performance goals was an important component of the MPIP as it allowed the Compensation Committee to “raise the bar” to account for increased expectations, such as focused internal growth, and out of the ordinary events or transactions, such as acquisition activity, that may have occurred during a three-year performance measurement period.

Cash awards to named executive officers at the end of the three-year measurement period ranged from 0% to 200% of the target award amount, up to a maximum of $3 million, depending upon the performance against each of the goals using the formula set forth below:

% of Three Year Performance Goal Attained	% of Target Award Amount Earned
120% or more	200%
110%	150%
100%	100%
90%	50%
80% or less	No Award

The Compensation Committee applied straight-line interpolation for determining award payouts when performance results fell between the goals above. For example, if the actual three-year performance was 105% of a three-year performance goal, a named executive officer would have been eligible to receive an award of 125% of the targeted award amount for that goal.

MPIP payouts were determined by actual performance against pre-determined goals. The Compensation Committee had the discretion to reduce (but not increase) any payout to a named executive officer.

MPIP Payouts for 2012-2014 Performance Measurement Period

In February 2015, the Compensation Committee certified the payout of amounts under the MPIP for the three named executive officers, Messrs. Dziedzic, Marshall and Zukerman, who had MPIP awards for the 2012-2014 performance measurement period. None of the other named executive officers were employed by the Company at the time these awards were granted and therefore, did not receive payouts for this performance period. The Compensation Committee determined

MPIP payouts for the 2012- 2014 performance measurement period after reviewing the information presented in the following tables, which summarize the aggregate performance goals for the period, the actual results achieved for the period, the unweighted percentages of the target award amounts earned with respect to each goal, the relative weighting given to each of the performance goals and the final percentages of the target award amounts earned. The tables present the weighting and final percentages of target amount earned for both The Brink’s Company executives as well as MPIP participants within the Company’s principal operating subsidiary, Brink’s, Incorporated, because Mr. Zukerman was serving in his Brink’s, Incorporated role (and not as an executive officer of The Brink’s Company) when he received his MPIP award in 2012.

(In millions, except per share amounts)	Performance Goal	Actual Result (Performance Attained)	Unweighted % of Target Attained	Unweighted Payout %	Goal Weighting for The Brink’s Company executives (including Messrs. Dziedzic and Marshall)	Final % of Target Award Amount Earned for The Brink’s Company executives (including Messrs. Dziedzic and Marshall)	Goal Weighting for Brink’s, Inc. executives (including Mr. Zukerman)	Final % of Target Award Amount Earned for Brink’s, Inc. executives (including Mr. Zukerman)
EPS for continuing operations†+	$5.63	$5.71	101.4%	107.0%	33.34%	35.67%	0%	0%
Revenue*†	716.2	986.0	137.7%	200%	13.33%	26.66%	20.00%	40.00%
Segment operating profit*†	67.3	109.2	162.3%	200%	33.33%	66.66%	50.00%	100.00%
EVA*†	29.1	44.1	151.5%	200%	20.00%	40.00%	30.00%	60.00%

Total	—	—	—	—	100.0%	168.99%	100.0%	200%

*	Goal is expressed as the cumulative amount of improvement from the prior years.

+	Mr. Zukerman’s award opportunity did not include an EPS for continuing operations measure.

†	Non-GAAP financial measures. The Compensation Committee determined to (i) remove currency impacts and not include the effects of strategic acquisitions and dispositions that were not included in the business plan, and (ii) adjust results, to the extent permitted under Section 162(m) of the Code, to omit the effects of extraordinary items, the gain or loss on the disposal of a business segment, unusual or infrequently occurring events and transactions and cumulative effects of changes in accounting principles, in order to focus awards on operational performance and provide for more consistent measures of performance.

The following table sets forth the payouts under the MPIP for the 2012-2014 performance measurement period, the target amounts for the same period, and the percentage of the actual payouts to the targeted amounts. These amounts were paid in early 2015 and are also shown in the Summary Compensation Table on page 35.

Name	Actual MPIP Payout for 2012-2014 Period	Target MPIP Payout for 2012-2014 Period	Actual MPIP Payout as a Percentage of MPIP Target
Mr. Dziedzic	$506,981	$300,000	168.99%
Mr. Marshall	304,189	180,000	168.99%
Mr. Zukerman	140,000	70,000	200.00%

Benefits

General.  The types and amounts of benefits provided to the named executive officers are established based upon an assessment of competitive market factors and a determination of what is needed to attract and retain talent, as well as providing long-term financial security to the Company’s employees and their families. The Company’s primary benefits for the named executive officers include participation in the plans and arrangements listed below.

Deferred Compensation.  The Company maintains a non-qualified deferred compensation program, the Key Employees’ Deferred Compensation Program, for certain of its most highly compensated U.S. – based employees, including all of the named executive officers. Under the deferred compensation program, named executive officers may defer a portion of their compensation, which is then converted to units that track Brink’s Common Stock. Matching contributions by the Company are also made in the form of units of Brink’s Common Stock, which are subject to a five-year vesting period. As a result, participation in the deferred compensation program enhances the alignment of the interests of the named executive officers with the Company’s shareholders and provides the Company’s executive officers with a further opportunity to meet or make progress against their stock ownership guidelines. The Compensation Committee also believes that the deferred compensation program furthers the Company’s goal of retaining program participants, including the named executive officers, in part, because any matching contributions by the Company are subject to a five-year vesting period. Because he is not based in the U.S., Mr. Zukerman does not participate in this program.

In September 2014, the Compensation Committee approved changes to the deferred compensation program to allow participants to defer compensation into a variety of investment options, including units of Brink’s Common Stock, beginning in January 2015. Matching contributions by the Company will continue to be made in the form of units of Brink’s Common Stock, which are subject to a five-year vesting period. For more information on the Company’s deferred compensation program, see “Nonqualified Deferred Compensation” beginning on page 46.

Pension Plans.  The Company maintains a frozen noncontributory defined benefit pension-retirement plan covering U.S. employees who met plan eligibility requirements and were employed before December 31, 2005. Mr. Marshall is the only named executive officer who participates in the U.S. pension-retirement plan. In addition, the Company maintains a frozen pension equalization plan under which the Company makes additional payments in excess of those payable under the Code limitations applicable to the pension-retirement plan. The accrual of benefits under both the pension-retirement plan and the equalization plan has been frozen since December 31, 2005. The Company also maintains pension plans in other countries in which it has operations. Mr. Zukerman participates in the Company’s Switzerland Pension Plan which provides benefits to Switzerland-based employees. For more information on the Company’s pension plans, see “Pension Benefits” beginning on page 43.

Executive Salary Continuation Plan.  The U.S.–based named executive officers participate along with other executives in the Company’s Executive Salary Continuation Plan, which, in the event a participant dies while in the employment of the Company, provides that the Company will pay a designated beneficiary a death benefit equal to three times the participant’s annual salary. This benefit is paid out over a 10-year period following the participant’s death. Because he is not based in the U.S., Mr. Zukerman does not participate in this plan.

Long-Term Disability Plan.  U.S.-based named executive officers participate along with other salaried U.S. employees in a long-term disability program. In the event that the executive is totally incapacitated, he or she would receive 50% of current annual base salary plus the average of the last three years’ KEIP payments, with a maximum annual payment of $300,000. These payments would continue (as long as the executive is totally disabled) until the executive reaches the social security normal retirement age.

Welfare Plans and Other Arrangements.  Messrs. Schievelbein, Dziedzic, and Marshall and Ms. Tyson are also eligible to participate in the Company’s health, dental and vision plans, and various insurance plans, including basic life insurance, and the Company’s matching charitable gifts program on the same basis as any other salaried U.S. employees. Mr. Zukerman participates in accident and illness insurance on the same basis as any other Switzerland-based employee.

Perquisites.  For 2014, the Company provided its named executive officers with limited perquisites, including limited personal and spousal travel, entertainment and gifts. With the exception of Mr. Zukerman, who is serving overseas, none of the named executive officers received perquisites valued at $10,000 or more in the aggregate.

Expatriate Benefits.  As a global company, Brink’s employs executives around the world, some of whom work outside of their home countries. In 2014, Mr. Zukerman, who is a citizen of Israel and a former resident of Hong Kong, was based outside of his home country and received certain benefits, which are generally available to executives on expatriate assignments. To enable an expatriate to maintain a reasonable standard of living in countries where living expenses may be higher than the employee’s home country, the Company provides a housing allowance and cost of living adjustment and airfare to the home country for the executive and his family. Expatriates also receive tax equalization, which is intended to neutralize the tax effect of an expatriate assignment by compensating the expatriate for additional foreign taxes. Mr. Zukerman remains financially responsible for the amount of taxes he would have incurred had he continued to live and work in his home country. Expatriates also receive reimbursement for tax preparation assistance and Mr. Zukerman receives reimbursement for medical coverage for himself and his immediate family members. Effective December 2014, Mr. Zukerman no longer receives these expatriate benefits and instead receives an annual $650,000 allowance (payable on a monthly basis) to cover costs related to his expatriate assignment.

Change in Control Agreements

Change in Control Agreements.  The Company has change in control agreements with each of the named executive officers that are described below under “Potential Payments upon Termination or Change in Control—Change in Control Agreements” beginning on page 50. The Compensation Committee believes that the change in control agreements serve the interests of the Company and its shareholders by ensuring that if a change in control is ever under consideration, these named executive officers will be able to advise the Board whether the potential change in control transaction is in the best interests of shareholders, without being unduly influenced by personal considerations, such as fear of the economic consequences of losing their jobs as a result of a change in control. The change in control agreements are “double trigger,” which means that benefits become available to named executive officers under the agreements only upon a change in control followed by certain terminations of employment. The Compensation Committee believes that a double trigger appropriately protects the legitimate interests of these named executive officers in employment security without unduly burdening the Company or affecting shareholder value in connection with a change in control. The Compensation Committee reviews the change in control agreements, including the potential payments under these agreements each year.

Compensation Recoupment Policy

In the event the Company is required to provide an accounting restatement for any of the prior three fiscal years for which audited financial statements have been completed, due to material noncompliance with any financial reporting requirement under the Federal securities laws, the Company will recoup from the named executive officers and any recipient of performance-based cash or equity compensation who was directly responsible for the restatement, any performance-based cash or equity-based incentive compensation that they would not have been entitled to receive under the restated results.

Stock Ownership Guidelines and Prohibition Against Hedging

The Company maintains stock ownership guidelines for its executive officers in the amounts below:

•	Chief Executive Officer—must hold shares of Brink’s Common Stock with a value equal to five times base salary

•	All other executive officers—must hold shares of Brink’s Common Stock with a value equal to three times base salary

Shares of Brink’s Common Stock owned outright, deferred compensation stock-based units and vested and unvested RSUs on an after-tax basis (but not unexercised stock options) are all eligible to be included for purposes of satisfying the guidelines. Unearned PSUs and MSUs do not count towards executive officers’ guidelines. Until an executive officer meets his or her stock ownership guideline, the executive officer must hold at least 50% of any profit shares from stock option exercises, stock grant vesting, or payout of any PSUs or MSUs.

Executive officers are prohibited from engaging in any hedging transaction that could reduce or limit the officer’s economic risk relative to his or her holdings, ownership or interest in Company securities. In addition, directors and executive officers are required to obtain approval to pledge Company securities.

COMPENSATION AND BENEFITS COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Ronald L. Turner, Chair

Paul G. Boynton

Reginald D. Hedgebeth

Michael J. Herling

SUMMARY COMPENSATION TABLE

The following table presents information with respect to compensation of the named executive officers in 2012, 2013 and 2014.

Name and Principal Position	Year	Salary(2) ($)	Bonus(3) ($)	Stock Awards(4) ($)	Option Awards(5) ($)	Non-Equity Incentive Plan Compensation(6) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(7) ($)	All Other Compensation(8) ($)	Total ($)
Thomas C. Schievelbein	2014	$800,000	$—	$2,325,053	$—	$896,000	$—	$264,650	$4,285,703
President and Chief Executive Officer	2013	800,000	—	2,904,694	—	1,560,000	—	108,450	5,373,144
	2012	790,833	741,600	1,572,513	1,611,675	—	—	252,836	4,969,457
Joseph W. Dziedzic	2014	534,667	—	771,333	—	986,042		146,758	2,438,800
Executive Vice President and Chief Financial Officer	2013	531,000	—	921,493	—	1,145,685	—	97,483	2,695,661
	2012	497,667	344,566	393,112	406,208	92,480	—	185,831	1,919,864
McAlister C. Marshall, II	2014	421,000	—	446,010	—	610,677	34,325	107,297	1,619,309
Vice President and General Counsel	2013	421,000	—	532,877	—	711,320	—	76,775	1,741,972
	2012	389,333	234,160	225,135	232,649	60,112	13,648	75,296	1,230,333
Holly R. Tyson	2014	370,000	—	371,676	—	248,640	—	89,976	1,080,292
Vice President and Chief Human Resources Officer	2013	370,000	—	444,069		432,900	—	52,955	1,299,924
	2012	142,955	78,602	1,140,703	261,542	—	—	210,232	1,834,034
Amit Zukerman(1)	2014	504,167	—	223,818	—	562,154	494,101	605,724	2,389,964
Executive Vice President

(1)	For purposes of this table, amounts paid to Mr. Zukerman in Swiss francs (CHF), Hong Kong dollars (HKD) and British pounds were converted to U.S. dollars using the following average annual exchange rates: (i) 1 CHF = 1.0923 USD, (ii) 1 HKD = 0.1290 USD and (iii) 1 GBP = 1.6476 USD, unless otherwise noted.

(2)	Represents salaries before any employee contributions under the Company’s 401(k) Plan and/or employee deferrals of salary under the Company’s deferred compensation program. For a discussion of the deferred compensation program and amounts deferred by the named executive officers under the deferred compensation program in 2014, including earnings on amounts deferred, see “Nonqualified Deferred Compensation” beginning on page 46.

(3)	Represents amounts paid under the KEIP for 2012, with respect to that fiscal year’s performance before any employee deferrals of KEIP awards under the Company’s deferred compensation program.

(4)	For MSU and PSU awards, the grant date fair value was computed in accordance with FASB ASC Topic 718 based on a Monte Carlo simulation under a lattice model. For RSU awards, the grant date fair value was computed in accordance with FASB ASC Topic 718 based on the stock price at the grant date and discounted because units do not receive or accrue dividends during the vesting period. The stock price at the date of grant was based on closing price per share of Brink’s Common Stock on the respective grant dates, as reported on the New York Stock Exchange. For a discussion of the terms of the RSUs granted in 2014, see “Grants of Plan-Based Awards” beginning on page 38. Due to a change in the Company’s Compensation Recoupment Policy in July 2014, the grant dates for accounting purposes for the 2012, 2013 and 2014 RSU awards and for the 2013 and 2014 MSU and PSU awards were changed from the respective award dates in each of those years, to July 11, 2014, which resulted in a change in the grant date fair value for these awards (see page 40 for a discussion of the changes in grant dates). The actual value a named executive officer may receive depends on achievement of pre-established program goals and market prices and there can be no assurance that the amounts reflected in the Stock Awards column will actually be realized. The following table sets forth the PSUs at the grant date fair value and at the maximum potential value at the highest level of performance for each named executive officer:

Name	Grant Date Fair Value	Maxiumum Potential Value at Highest Level of Performance(a)
Mr. Schievelbein	$1,190,939	$2,381,878
Mr. Dziedzic	383,094	766,188
Mr. Marshall	221,534	443,068
Ms. Tyson	184,608	369,216
Mr. Zukerman	111,170	222,340

(a)	The maximum potential fair value that could be recognized for financial reporting purposes would be based on a maximum payout of 200% for performance at the highest level of achievement of the pre-established program goals that also takes into account the market condition associated with the additional +/- 25% TSR multiplier. Shares distributed following the end of the performance measurement period will range from 0% to 200%, depending on achievement of the pre-established goals, subject to an additional +/- 25% multiplier, depending on the Company’s TSR relative to the S&P 500 index.

(5)	Represents the grant date fair value for financial reporting purposes, computed by the Company in accordance with FASB ASC Topic 718. For a full description of the assumptions used by the Company in computing these amounts, see Note 17 to the Company’s financial statements, which is included in its Annual Report on Form 10-K for the year ended December 31, 2014 and incorporated by reference into this proxy statement. The actual value a named executive officer may receive depends on market prices and there can be no assurance that the amounts reflected in the Option Awards column will actually be realized. No gain to a named executive officer is possible without an appreciation in stock value after the date of grant. Due to a change in the Company’s Compensation Recoupment Policy in July 2014, the grant dates for accounting purposes for 2012 stock option awards were changed to July 11, 2014, which resulted in a change in the grant date fair value for these awards.

(6)	Represents:
•	amounts paid under the KEIP with respect to 2013 and 2014 performance before any employee deferrals of KEIP awards under the Company’s deferred compensation program; and
•

amounts paid under the MPIP after the end of that fiscal year with respect to the performance during the relevant measurement period before any employee deferrals of MPIP payouts under the Company’s deferred compensation program. For a discussion of the MPIP payouts for the 2012-2014 period, see page 31.

For a discussion of the deferred compensation program and amounts deferred by the named executive officers in 2014, including earnings on amounts deferred, see “Nonqualified Deferred Compensation” beginning on page 46.

(7)	Amounts relate only to changes in pension value. The earning of benefits under the pension plans for all employees was frozen as of December 31, 2005. These amounts represent the change during the years ended December 31, 2014, 2013, and 2012 in the net present value of Mr. Marshall’s pension payouts due to a change in the assumptions used to value pension benefits, not any change in the pension benefits earned by Mr. Marshall. For purposes of computing the net present value of the accrued benefit payable to Mr. Marshall in the monthly benefit, the Company assumed: (a) for 2014, a 5.0% discount rate for the pension retirement plan measurement date of December 31, 2013 and a 4.6% discount rate for the equalization plan measurement date of December 31, 2013 and a 4.1% discount rate for the pension retirement plan measurement date of December 31, 2014 and a 3.9% discount rate for the equalization plan measurement date of December 31, 2014, for 2013, a 4.2% discount rate for the pension retirement plan measurement date of December 31, 2012 and a 3.7% discount rate for the equalization plan measurement date of December 31, 2012 and a 5.0% discount rate for the pension retirement plan measurement date of December 31, 2013 and a 4.6% discount rate for the equalization plan measurement date of December 31, 2013, and for 2012 a 4.6% discount rate for the pension retirement measurement date of December 31, 2011 and a 4.0% discount rate for the equalization plan measurement date of December 31, 2011 and a 4.2% discount rate for the pension retirement plan measurement date of December 31, 2012, and a 3.7% discount rate for the equalization plan measurement date of December 31, 2012; (b) service accruals in the pension plans are frozen as of December 31, 2005; and (c) payments will be made on a straight-life monthly annuity basis or pursuant to lump sum elections under the pension equalization plan. For a full description of the assumptions used by the Company for financial reporting purposes, see Note 3 to the Company’s financial statements, which is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and incorporated by reference into this proxy statement. For a discussion of pension benefits, see “Pension Benefits” beginning on page 43.

For Mr. Zukerman, the amount represents the change during the year ended December 31, 2014 in the net present value of his pension payouts due to contributions during the year (including a voluntary contribution by Mr. Zukerman in the amount of $178,663) and changes in the assumptions used to value pension benefits. For purposes of computing the net present value of the accrued benefit payable to Mr. Zukerman in the monthly benefit, the Company assumed: (a) a 1.1% discount rate for the Switzerland pension plan measurement date of December 31, 2014 and a 2.5% discount rate for the Switzerland pension plan measurement date of December 31, 2013; and (b) payments will be made on a straight-life monthly annuity basis. The following exchange rules were used to calculate the change in pension value during the year ended December 31, 2014: (i) 1 CHF = 1.0059 USD at December 31, 2013; and (ii) 1 CHF = 1.198 USD at December 31, 2014.

(8)	For 2014, includes the following items and amounts for each of the named executive officers:

(a)	Matching contributions on deferrals of compensation made in 2014 as shown in the following table (Mr. Zukerman does not participate in deferred compensation):

Name	Matching Contribution for Deferred Salary	401(k) Plan Matching Contribution	Matching Contribution for Deferred KEIP	Supplemental Savings Plan Matching Contribution	Total
Mr. Schievelbein	$80,000	$2,600	$156,000	$12,767	$251,367
Mr. Dziedzic	53,467	2,600	82,836	479	139,382
Mr. Marshall	42,100	2,600	53,362	3,508	101,570
Ms. Tyson	37,000	2,600	43,290	3,083	85,973

(b)	Premiums paid in 2014 by the Company for the named executive officers’ participation in the Executive Salary Continuation Plan in the amount of $13,283 for Mr. Schievelbein, $7,376 for Mr. Dziedzic, $5,727 for Mr. Marshall, and $4,003 for Ms. Tyson. Mr. Zukerman does not participate in this plan.

(c)	Perquisites and personal benefits in 2014 for Mr. Zukerman, who was the only named executive officer who received perquisites and personal benefits, as he is serving overseas, totaling $10,000 or more as detailed below.

Name	Expatriate Benefits(i)
Mr. Zukerman	$605,724

(i)	Total amount of expatriate benefits paid to Mr. Zukerman includes (i) housing allowance in the amount of $79,750; (ii) cost of living adjustment in the amount of $68,750; and (iii) tax equalization in the amount of $339,874.

Realized Pay Table for 2014

The table below provides supplemental disclosure representing the total direct compensation realized by each named executive officer in 2014. It differs substantially from the Summary Compensation Table on page 35 and is not a substitute for that table. The Realized Pay Table below includes the salary paid in 2014, KEIP payouts for the 2014 performance period, MPIP payouts for the 2012-2014 performance period, the value of restricted stock units that vested in 2014, the gain on stock options exercised in 2014, and expatriate benefits, as applicable. Total compensation as calculated under the SEC rules, and as shown in the Summary Compensation Table, includes items that are not necessarily reflective of compensation actually realized by the named executive officer in a particular year.

Name	Salary	KEIP Payout	MPIP Payout	Vested RSUs	Gain on Exercised Stock Options	Expatriate Benefits	Total
Mr. Schievelbein	$800,000	$896,000	$—	$539,202	$—	$—	$2,235,202
Mr. Dziedzic	534,667	479,061	506,981	288,886	—	—	1,809,595
Mr. Marshall	421,000	306,488	304,189	165,761	—	—	1,197,438
Ms. Tyson	370,000	248,640	—	119,930	—	—	738,570
Mr. Zukerman	504,167	422,154	140,000	67,345	—	605,724	1,739,390

GRANTS OF PLAN-BASED AWARDS

The following table presents information regarding grants of awards to the named executive officers during the year ended December 31, 2014 under the Key Employees Incentive Plan (“KEIP”) and 2013 Equity Incentive Plan.

Name	Award Type	Grant Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Closing Market Price(4) ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5) ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Thomas C. Schievelbein	KEIP		$—	$800,000	$1,600,000
	MSU	7/11/2014							48,591	$27.01	$1,134,114
	PSU	7/11/2014				—	48,829	122,072		27.01	1,190,939

Joseph W. Dziedzic	KEIP		—	427,733	855,466
	RSU	7/11/2014							7,793	27.01	205,814
	MSU	7/11/2014							7,816	27.01	182,425
	PSU	7/11/2014				—	15,707	39,267		27.01	383,094

McAlister C. Marshall, II	KEIP		—	273,650	547,300
	RSU	7/11/2014							4,506	27.01	119,003
	MSU	7/11/2014							4,519	27.01	105,473
	PSU	7/11/2014				—	9,083	22,707		27.01	221,534

Holly R. Tyson	KEIP		—	222,000	444,000
	RSU	7/11/2014							3,755	27.01	99,170
	MSU	7/11/2014							3,766	27.01	87,898
	PSU	7/11/2014				—	7,569	18,922		27.01	184,608

Amit Zukerman	KEIP		—	304,792	609,584
	RSU	7/11/2014							2,261	27.01	59,713
	MSU	7/11/2014							2,268	27.01	52,935
	PSU	7/11/2014				—	4,558	11,395		27.01	111,170

(1)	The performance share units (“PSUs”), market share units (“MSUs”) and restricted stock units (“RSUs”) granted to Messrs. Schievelbein, Dziedzic, Marshall and Zukerman and Ms. Tyson, as applicable, were awarded on February 20, 2014 under the 2013 Equity Incentive Plan, however, the grant date for these awards for accounting purposes was July 11, 2014 (see “Equity Award Grants – 2014 Performance Share Unit Awards” below).

(2)	Amounts in this column represent annual incentive targets under the KEIP for 2014 to be paid in 2015. KEIP payouts can range from 0% to 200% of target. Actual payouts under the KEIP are included in the “non-equity incentive plan compensation” column of the Summary Compensation Table on page 35.

(3)	Amounts in this column represent PSUs awarded for the 2014-2016 performance measurement period. The Compensation Committee will determine the performance of the Company against pre-established goals to determine payout of PSU awards, if any, in 2017. The number of PSUs ultimately paid can range from 0% to 200% of the PSUs awarded, with an additional +/- a 25% multiplier according to total shareholder return (“TSR”) in comparison to the S&P 500 index. There is no minimum number of shares that will be paid under the PSU awards. Because payment will be made in shares of Brink’s Common Stock, the actual value of the earned awards is based on the price of Brink’s Common Stock at the time of payment.

(4)	As of the grant date.

(5)	For MSU awards, the grant date fair value was computed in accordance with FASB ASC Topic 718 based on a Monte Carlo simulation under a lattice model. Under that model, MSUs had a grant date fair value of $23.34 per share. For RSU awards, the grant date fair value was computed in accordance with FASB ASC Topic 718 based on the stock price at the grant date and discounted because units do not receive or accrue dividends during the vesting period. The stock price at the grant date was based on the closing price per share of Brink’s Common Stock on the grant date, as reported on the New York Stock Exchange, as adjusted for the value of dividends, which are not paid during the vesting periods. Accordingly, for the 2014 awards, a weighted average stock price of approximately $26.41 per share was used to value the RSU awards that ratably vest over the service period.

Equity Award Grants

2013 Equity Incentive Plan

In 2013, the Company implemented the 2013 Equity Incentive Plan, which was approved by the Company’s shareholders and is designed to provide an additional incentive for the officers and employees who are key to the Company’s success. The 2013 Equity Incentive Plan is the successor plan to the 2005 Equity Incentive Plan, under which equity awards were made from 2005 through November 2012. The Compensation Committee administers the 2013 Equity Incentive Plan, is authorized to select key employees of the Company and its subsidiaries to participate in the 2013 Equity Incentive Plan and has the sole discretion to grant eligible participants equity awards, including options, stock appreciation rights, restricted stock, performance stock, restricted stock units, performance stock units, other stock-based awards, cash awards, or any combination thereof.

The exercise price of any stock option, the grant price of any stock appreciation right, and the purchase price of any security that may be purchased under any other stock-based award may not be less than 100% of the fair market value of the stock or other security on the date of the grant of the option, right or award. Under the 2013 Equity Incentive Plan, determinations of the fair market value of shares of Brink’s Common Stock are based on the closing price on the grant date and determinations of fair market value with respect to other instruments are made in accordance with methods or procedures established by the Compensation Committee.

RSU, PSU and MSU awards granted under the 2013 Equity Incentive Plan have specific terms and conditions approved by the Compensation Committee. In general, RSUs, PSUs and MSUs are canceled following termination of employment. Upon termination of employment by reason of the holder’s retirement or permanent and total disability, RSUs, PSUs and MSUs remain outstanding and continue to vest in accordance with their terms. In the event of the holder’s death while employed or after retirement or permanent and total disability, any restrictions on RSUs are removed at the time of death (or, if later, on the first anniversary of the grant date). In the event of the holder’s death while employed, the holder’s beneficiary will be entitled to receive a pro-rata portion of the number of shares that would have been payable under PSU and MSU awards notwithstanding the holder’s death, based on the number of days in the performance period that elapsed prior to termination. For a description of the treatment of RSU, PSU and MSU awards upon change in control, see page 30.

For a discussion of the principles applied in administering the 2013 Equity Incentive Plan, see “Compensation Discussion and Analysis—2014 Compensation Decisions by Component—Long-Term Incentive Compensation—Equity Grants under the 2013 Equity Incentive Plan” beginning on page 29.

2014 Restricted Stock Unit Awards

RSU awards were granted in 2014 and are reported as stock awards in the Grants of Plan-Based Awards Table above. These awards were valued based on the closing price of Brink’s Common Stock on the dates of the grant and adjusted for a discount for units that do not receive or accrue dividends during the vesting period. These awards will be settled in shares of Brink’s Common Stock on a one-for-one basis and vest ratably over a three-year term.

2014 Market Share Unit Awards

MSU awards were granted in 2014 and are reported as stock awards in the Grants of Plan-Based Awards Table above. These awards have a “market condition” under ASC Topic 718. Accordingly, the grant date fair value of these awards was determined using a Monte Carlo simulation model. These awards will be settled in shares of Brink’s Common Stock based on the product of the number of MSU awards originally granted multiplied by the quotient of the ending 20-day average closing price of Brink’s Common Stock on December 31, 2016 divided by $33.29, which is the beginning 20-day average closing price of Brink’s Common Stock on January 1, 2014. The payout percentage of MSU awards could be as low as 0% if the ending average closing price does not represent at least 50% of the beginning average closing price and could be as high as a maximum of 150% of the target award.

2014 Performance Share Unit Awards

PSU awards were granted in 2014 and are reported as equity incentive plan awards in the Grants of Plan-Based Awards Table above. In addition to their performance condition, these awards have a market condition, as defined under ASC Topic 718. Accordingly, the grant date fair value of these awards was determined using a Monte Carlo simulation model. These awards will be settled in shares of Brink’s Common Stock based on the number of PSU awards originally granted multiplied by the performance achievement percentage of the pre-established financial goal, plus or minus an additional adjustment factor of 25% based on the Company’s TSR relative to the companies in the S&P 500 index. Failure to achieve the pre-established minimum threshold financial goal would result in no payout being made under the PSU awards. A payout for performance less than target may be made provided that a significant portion of the performance target was achieved. As a result, the payout percentage of PSU awards ranges from 0% to 200%, based on performance against the pre-established goals, with an additional +/- 25% multiplier depending on the Company’s TSR relative to the S&P 500 index. In 2014, PSU grants were made in February in connection with the annual Long-Term Incentive awards. In July 2014, the Board approved changes to the Company’s Compensation Recoupment Policy which clarified the individuals and types of compensation to which the policy applies. As a result the Company uses the date the policy was amended in July 2014 as the grant date for accounting purposes.

See page 30 for a description of the additional performance goals approved by the Compensation Committee in July 2014 in light of the significant change to the exchange rate used to translate the Company’s results for its Venezuela operations.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table presents information concerning the number and value of all unexercised stock options, restricted stock units, performance share units and market share units for the named executive officers outstanding as of December 31, 2014.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options(1) (#)Exercisable	Number of Securities Underlying Unexercised Options(1) (#)Unexercisable	Option Exercise Price(2) ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested(3) (#)	Market Value of Shares or Units of Stock That Have Not Vested(4) ($)
Thomas C. Schievelbein	137,750	68,875	$22.39	6/15/2018	(8)
						19,354	$ 472,431	(9)
						56,776	1,385,902	(15)
						57,209	1,396,472	(16)
						48,591	1,186,106	(18)
						48,829	1,191,916	(19)

Joseph W. Dziedzic	40,000	—	19.05	7/8/2016	(6)
	29,750	—	31.47	7/7/2017	(7)
	34,853	17,426	22.57	7/11/2018	(10)
						4,874	118,974	(11)
						6,084	148,510	(14)
						9,132	222,912	(15)
						18,402	449,193	(16)
						7,793	190,227	(17)
						7,816	190,789	(18)
						15,707	383,408	(19)

McAlister C. Marshall, II	20,000	—	27.59	7/9/2015	(5)
	25,000	—	19.05	7/8/2016	(6)
	18,700	—	31.47	7/7/2017	(7)
	19,962	9,980	22.57	7/11/2018	(10)
						2,791	68,128	(11)
						3,518	85,874	(14)
						5,281	128,909	(15)
						10,641	259,747	(16)
						4,506	109,991	(17)
						4,519	110,309	(18)
						9,083	221,716	(19)

Holly R. Tyson	22,184	11,091	22.53	8/13/2018	(12)
						33,289	812,584	(13)
						3,107	75,842	(13)
						2,932	71,570	(14)
						4,401	107,428	(15)
						8,868	216,468	(16)
						3,755	91,660	(17)
						3,766	91,928	(18)
						7,569	184,759	(19)

Amit Zukerman	5,500	—	27.59	7/9/2015	(5)
	6,375	—	31.47	7/7/2017	(7)
	3,961	3,960	22.57	7/11/2018	(10)
						1,107	27,022	(11)
						1,766	43,108	(14)
						2,650	64,687	(15)
						5,340	130,349	(16)
						2,261	55,191	(17)
						2,268	55,362	(18)
						4,558	111,261	(19)

(1)	All of these options have become exercisable or will become exercisable as to one third of the total number of shares covered by such option on each of the first, second and third anniversaries of the date of grant.

(2)	In accordance with the Company’s 2005 Equity Incentive Plan, the exercise prices for the options were based on the average of the high and low per share quoted sale prices of Brink’s Common Stock on the date of the grant as reported on the New York Stock Exchange.

(3)	With the exception of the 33,289 RSUs granted to Ms. Tyson, all of these RSUs vest as to one third of the total number of shares covered by such award on each of the first, second and third anniversaries of the date of grant. The 33,289 RSUs granted to Ms. Tyson will vest on the third anniversary of the grant date.

(4)	Fair market value was based on the closing price of Brink’s Common Stock on December 31, 2014, as reported on the New York Stock Exchange.

(5)	These options were granted on July 9, 2009 under the 2005 Equity Incentive Plan.

(6)	These options were granted on July 8, 2010 under the 2005 Equity Incentive Plan.

(7)	These options were granted on July 7, 2011 under the 2005 Equity Incentive Plan.

(8)	These options were granted on June 15, 2012 under the 2005 Equity Incentive Plan.

(9)	These restricted stock units were granted on June 15, 2012 under the 2005 Equity Incentive Plan.

(10)	These options were granted on July 11, 2012 under the 2005 Equity Incentive Plan.

(11)	These restricted stock units were granted on July 11, 2012 under the 2005 Equity Incentive Plan.

(12)	These options were granted on August 13, 2012 under the 2005 Equity Incentive Plan.

(13)	These restricted stock units were granted on August 13, 2012 under the 2005 Equity Incentive Plan.

(14)	These restricted stock units were granted on May 3, 2013 under the 2013 Equity Incentive Plan.

(15)	These market share units were granted on May 3, 2013 under the 2013 Equity Incentive Plan.

(16)	These performance share units were granted on May 3, 2013 under the 2013 Equity Incentive Plan.

(17)	These restricted stock units were granted on February 20, 2014 under the 2013 Equity Incentive Plan.

(18)	These market share units were granted on February 20, 2014 under the 2013 Equity Incentive Plan.

(19)	These performance share units were granted on February 20, 2014 under the 2013 Equity Incentive Plan.

OPTION EXERCISES AND STOCK VESTED

The following table presents information concerning the exercise of all stock options and vesting of all stock awards for the named executive officers during the year ended December 31, 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Thomas C. Schievelbein	—	$—	19,354	$539,202
Joseph W. Dziedzic	—	—	10,890	288,886
McAlister C. Marshall, II	—	—	6,250	165,761
Holly R. Tyson	—	—	4,572	119,390
Amit Zukerman	—	—	2,557	67,345

PENSION BENEFITS

The Company provides retirement benefits to U.S. employees who worked for the Company or one of its participating subsidiaries before December 31, 2005 and who meet vesting and other minimum requirements. These benefits are provided through two plans: The Brink’s Company Pension-Retirement Plan (the pension-retirement plan), a qualified plan under the Internal Revenue Code, and The Brink’s Company Pension Equalization Plan (the equalization plan), a plan (not qualified under the Internal Revenue Code) under which the Company makes additional payments to a smaller group of employees so that the total amount to be received by each participant from both plans will be the same as he or she would have received under the pension-retirement plan in the absence of benefit limitations for tax qualified plans. (The pension-retirement plan and the equalization plan are referred to collectively in this proxy statement as the pension plans.) Mr. Marshall is the only named executive officer who is covered by these plans. Benefit accruals under both plans were frozen for all employees as of December 31, 2005 and no additional pension benefits have been earned since that date.

Mr. Zukerman participates in the Brink’s Switzerland Pension Plan, which is a contribution-based plan that covers all Switzerland-based employees, with a guarantee of minimum interest credit and fixed conversion rates at retirement. Mr. Zukerman is the only named executive officer who is covered by this plan.

The following table presents information as of December 31, 2014 concerning each defined benefit plan of the Company that provides for payments to be made to the named executive officers at, following or in connection with retirement. Mr. Marshall and Mr. Zukerman are the only named executive officers listed in the table below because they are the only named executive officers who participate in any pension plans.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
McAlister C. Marshall, II	Pension-Retirement Plan	5.601	$104,596	$—
	Equalization Plan	5.601	4,141	—
Amit Zukerman	Brink’s Switzerland Pension Plan	1.5	564,097	—

(1)	This column shows the present value of the accumulated benefit as of December 31, 2014. As of December 31, 2014, the related hypothetical accumulated benefit payable to Mr. Marshall’s beneficiary following death would have been $85,892 for the pension-retirement plan and $3,180 for the pension equalization plan.

For purposes of computing the present value of the accrued benefit payable to Mr. Marshall, the Company used the following assumptions: (a) the retirement age is the earliest one (age 65) permitted under the pension plans without a reduction in the monthly benefit; (b) a 4.1% discount rate for the pension retirement plan measurement date of December 31, 2014; (c) a 3.9% discount rate for the equalization plan measurement date of December 31, 2014; (d) service accruals in the pension plans are frozen as of December 31, 2005; and (e) payments will be made on a straight-life monthly annuity basis. These assumptions are the same as are used to value the Company’s pension obligations in the financial statements as of December 31, 2014. For a full description of the assumptions used by the Company for financial reporting purposes, see Note 3 to the Company’s financial statements, which is included in its Annual Report on Form 10-K for the year ended December 31, 2014 and incorporated by reference into this proxy statement. In addition, the Company has assumed Mr. Marshall will attain the age of 65. For 2013, longevity was determined using the RP-2000 blue collar male mortality table for pension-retirement plan calculations, the RP-2000 white collar male mortality table for annuity payment calculations for the equalization plan and the GATT 2003 mortality table for lump sum calculations for the equalization plan. The Society of Actuaries issued new mortality base tables (“RP-2014”) and a longevity improvement Scale (“MP-2014”) in October 2014, superseding the tables developed in 2000. The new tables reflect that people in the U.S. are living significantly longer than estimated in the 2000 tables. The adoption of these tables in 2014 increased the value of the pension-retirement plan calculation for Mr. Marshall.

For purposes of computing the present value of the accrued benefit payable to Mr. Zukerman, the Company used the following assumptions: (a) the retirement age is the earliest one (age 65 for males) permitted under the pension plan; (b) a 1.1% discount rate for the pension plan measurement date of December 31, 2014 and (c) payments will be made on a straight-life monthly annuity basis. These assumptions are the same as are used to value the Company’s pension obligations in the financial statements as of December 31, 2014. In addition, the Company has assumed Mr. Zukerman will attain the age of 65; longevity is determined using the LPP2010-Generational mortality table for payment calculations.

Brink’s Switzerland Pension Plan

The Company maintains the Brink’s Switzerland Pension Plan, which is a contribution-based plan that covers all Switzerland employees, with a guarantee of a minimum interest credit and fixed conversion rates at retirement.

The amount financed for the benefit payable to an employee is based on a percentage of the insured salary and depends on the age attained of the member; 10% from age 25, 13% from age 35, 16% from age 45 and 20% from age 55. The financing is split between the employee (40% of total cost) and the employer (60% of total cost). The risk benefits are expressed as a percentage of the participant’s salary, which annual cost is also split between the employee (40% of total cost) and the employer (60% of total cost).

Subject to certain limitations, an employee who retires before he or she reaches age 65, provided he or she has reached the age of 58, may receive an annuity for life payable on a monthly basis beginning on his or her early retirement date at an annual rate not to exceed the maximum possible old-age savings tables which are based on a percentage of the participant’s salary.

The plan provides for payment options of an annuity for life or as a lump sum payment. Benefit elections must be made before retirement and are subject to certain requirements, such as spousal consent.

U.S. Pension-Retirement Plan

The Company maintains the pension-retirement plan, which is a defined benefit plan that covers, generally, full-time employees of the Company and participating subsidiaries as of and before December 31, 2005 who were not covered by a collective bargaining agreement. The Company has reserved the right to terminate or amend the pension-retirement plan at any time.

The amount of any benefit payable to a participant is based on the participant’s benefit accrual service and average salary (as these terms are defined in the pension-retirement plan). At June 1, 2003, Mr. Marshall had been credited under the pension-retirement plan with 2.930 years of benefit accrual service. Effective June 1, 2003, the Company amended the pension-retirement plan to provide a lower accrual rate for benefit accrual service earned after June 1, 2003. At December 31, 2005, Mr. Marshall had been credited under the pension-retirement plan, as amended June 1, 2003, with 2.671 additional years of benefit accrual service after June 1, 2003. Benefit accrual service is based on computation periods, which are defined as 12-month consecutive periods of active employment beginning on date of hire and continuing on each anniversary thereof. For the last benefit computation period, a participant receives a fraction of benefit accrual service, not greater than one, equal to monthly elapsed time in that period multiplied by 0.1203. Effective December 31, 2005, the Company amended the pension plans to cease benefit accrual service to the Company.

For purposes of calculating the portion of a participant’s benefit accrued before June 1, 2003, average salary means the average compensation received by a participant for any consecutive 36-month period, which results in the highest annual average for any such 36-month period. Effective June 1, 2003, the period for calculating average salary was changed from 36 to 60 consecutive months. The compensation used in calculating average salary includes salary and bonus, but excludes amounts attributable to stock options or the sale of shares acquired upon the exercise of such stock options, any Company matching contributions credited to the participant under the deferred compensation program, any payments payable under the MPIP and any special recognition bonus.

Subject to certain limitations, a participant who reaches age 65 may receive an annuity for life payable monthly beginning on his or her normal retirement date (as defined in the pension-retirement plan) at an annual rate equal to the sum of the following:

•	for the portion of the accrued benefit earned before June 1, 2003:

•	2.1% of average salary multiplied by the number of years of benefit accrual service completed as of May 31, 2003 with a maximum of 25 years; plus

•	1% of average salary multiplied by the number of years of benefit accrual service completed as of May 31, 2003 in excess of 25 years; less

•

0.55% of covered compensation base (the average of the social security wage base for the 35 years preceding retirement) multiplied by the number of years of benefit accrual service completed as of May 31, 2003; and

•	for the portion of the accrued benefit earned after May 31, 2003 and through December 31, 2005:

•	1.75% of average salary multiplied by the number of years of benefit accrual service completed after May 31, 2003 and through December 31, 2005 with a maximum of 25 years; plus

•	1% of average salary multiplied by the number of years of benefit accrual service completed after May 31, 2003 and through December 31, 2005 in excess of 25 years; less

•

0.55% of covered compensation base (the average of the social security wage base for the 35 years preceding retirement) multiplied by the number of years of benefit accrual service completed after May 31, 2003 and through December 31, 2005.

Subject to certain limitations, a participant who retires before he or she reaches age 65, provided he or she has completed 10 years of vesting service and reached age 55, may receive an annuity for life payable monthly beginning on his or her early retirement date (as defined in the pension-retirement plan) at an annual rate equal to the rate applicable to retirement on his or her normal retirement at age 65 reduced by 0.4167% for each month (the equivalent of 5% per year) by which his or her early retirement date precedes the normal retirement date.

The pension-retirement plan provides multiple payment options for participants. Participants may select a single life annuity for the life of the participant, joint and survivor annuities under which a participant’s surviving beneficiary may receive for his or her life 50%, 75% or 100% of the monthly benefit received by the participant, and period certain options under which a participant’s surviving beneficiary may receive payments for a fixed term of 5, 10, 15 or 20 years. If a joint and survivor annuity or a period certain option is selected, the amount of the retirement benefit is less than the amount payable under a single life annuity. Benefit elections must be made before retirement, and some options are subject to certain requirements, such as spousal consent.

Pension Equalization Plan

The Code limits the amount of pension benefits that may be paid under federal income tax qualified plans. As a result, the Board adopted the equalization plan under which the Company will make additional payments so that the total amount received by each person affected by the Code limitations is the same as would have otherwise been received under the pension-retirement plan. The Company has reserved the right to terminate or amend the equalization plan at any time.

Effective December 1, 1997, the equalization plan was amended to permit participants to receive the actuarial equivalent of their benefit under such plan in a lump sum upon retirement (subject to certain limitations on distribution imposed by Section 409A of the Code). In accordance with the equalization plan, the Company has contributed to a trust, established between the Company and Wells Fargo Bank, N.A., amounts in cash to provide the benefits to which (1) participants under the equalization plan and (2) retirees covered under certain employment contracts are entitled under the terms of the equalization plan and such employment contracts. None of the named executive officers is covered by the contracts referred to in clause (2) above. The assets of the trust are subject to the claims of the Company’s general creditors in the event of the Company’s insolvency.

NONQUALIFIED DEFERRED COMPENSATION

The following table presents information concerning the Company’s deferred compensation program, which provides for the deferral of compensation paid to or earned by the named executive officers on a basis that is not tax qualified (i.e., the Company is not entitled to take a tax deduction for the related expense until payments are actually made to the participants).

The information included in the table below reflects elective deferrals, Company matching contributions, dividends credited to the participants’ accounts during 2014, aggregate withdrawals and the aggregate balance of deferred compensation accounts at December 31, 2014. Because deferrals, along with any matching contributions, related to the KEIP and the MPIP are credited in the year after they are earned, these amounts differ from the KEIP and MPIP payments in the Summary Compensation Table, which, for each year, reflect amounts earned in that year.

Mr. Schievelbein does not receive any compensation as a director of the Company, however, the table below includes amounts deferred in 2014 under the Plan for Deferral of Directors’ Fees as well as the aggregate account balance under that plan at December 31, 2014, both of which are related to compensation paid to Mr. Schievelbein when he served as an independent director of the Company. Mr. Zukerman was not eligible to participate in the deferred compensation program in 2014.

Name	Executive Contributions in Last Fiscal Year(1) ($)	Company Contributions in Last Fiscal Year(2) ($)	Aggregate Earnings in Last Fiscal Year(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End(4) ($)
Thomas C. Schievelbein(5)	$252,130	$248,767	$10,140	$—	$757,148
Joseph W. Dziedzic	136,782	136,782	14,917	—	1,002,397
McAlister C. Marshall, II	98,970	98,970	12,168	—	813,317
Holly R. Tyson	83,373	83,373	3,285	—	256,647
Amit Zukerman	—	—	—	—	—

(1)	Under the deferred compensation program, a participant is permitted to defer base salary, incentive amounts earned under the KEIP and the MPIP and amounts in excess of 401(k) limits as supplemental savings. The dollar value of the deferred amounts is converted into common stock units that represent an equivalent number of shares of Brink’s Common Stock in accordance with the formulas in the deferred compensation program. The following table sets forth the amount of salary and cash incentive awards deferred in 2014 under the deferred compensation program by each of the named executive officers and the corresponding number of units representing shares of Brink’s Common Stock credited to his or her account:

Name	Salary Deferred	Key Employees Incentive Plan Compensation Deferred(a)	Supplemental Savings Plan Deferred	Total	Common Stock Units
Mr. Schievelbein	$80,000	$156,000	$12,767	$248,767	8,527
Mr. Dziedzic	53,467	82,836	479	136,782	4,723
Mr. Marshall	42,100	53,362	3,508	98,970	3,455
Ms. Tyson	37,000	43,290	3,083	83,373	2,920
Mr. Zukerman	—	—	—	—	—

(a)	The incentive compensation deferred in 2014 was earned by each named executive officer for 2013.

(2)	Under the deferred compensation program, a participant also receives Company matching contributions with respect to salary and KEIP awards deferred and supplemental savings plan contributions, which amounts are converted into common stock units that represent an equivalent number of shares of Brink’s Common Stock in accordance with the formulas in the deferred compensation program. The following table sets forth the amount of Company matching contributions made in 2014 with respect to deferrals of salary and KEIP awards and supplemental savings plan contributions for each of the named executive officers and the corresponding number of units representing shares of Brink’s Common Stock credited to his or her account:

Name	Salary Matching Contribution	KEIP Matching Contribution	Savings Plan Matching Contribution	Total(a)	Common Stock Units
Mr. Schievelbein	$80,000	$156,000	$12,767	$248,767	8,527
Mr. Dziedzic	53,467	82,836	479	136,782	4,723
Mr. Marshall	42,100	53,362	3,508	98,970	3,455
Ms. Tyson	37,000	43,290	3,083	83,373	2,920
Mr. Zukerman	—	—	—	—	—

(a)	These amounts are included within “All Other Compensation” for 2014 in the Summary Compensation Table.

(3)	Under the deferred compensation program, dividends paid on Brink’s Common Stock for the common stock units in a participant’s account are deferred and converted into common stock units that represent an equivalent number of shares of Brink’s Common Stock in accordance with the formula in the deferred compensation program. The following table sets forth the aggregate amount of dividends paid on Brink’s Common Stock in 2014 for the common stock units in each named executive officer’s account and the corresponding number of units representing shares of Brink’s Common Stock credited to his or her account:

Name	Dividends on Brink’s Common Stock(a)	Common Stock Units
Mr. Schievelbein	$9,675	379
Mr. Dziedzic	14,917	576
Mr. Marshall	12,168	469
Ms. Tyson	3,285	128
Mr. Zukerman	—	—

(a)	These amounts are not included in the Summary Compensation Table, as they are not earned at a rate higher than dividends on Brink’s Common Stock.

(4)	The following table sets forth the composition of the aggregate balance of deferred compensation under the deferred compensation program as of December 31, 2014 for each of the named executive officers. It includes (a) the aggregate contributions made by each of the named executive officers, (b) the aggregate contributions made by the Company on behalf of each of the named executive officers, (c) dividends paid on Brink’s Common Stock for the common stock units in each named executive officer’s account and the change in market value of the common stock units based on the change in market value of Brink’s Common Stock, (d) aggregate distributions to participants, and (e) the aggregate number of units representing shares of Brink’s Common Stock credited to each named executive officer’s account:

Name	Years of Participation	Aggregate Executive Contributions	Aggregate Company Contributions	Dividends and Changes in Market Value	Aggregate Distributions	Aggregate Balance(a)	Common Stock Units(b)
Mr. Schievelbein	3	$415,433	$415,433	$(90,145)	$—	$740,721	30,345
Mr. Dziedzic	5	522,438	535,123	(55,164)	—	1,002,397	41,065
Mr. Marshall	12	459,918	427,482	(10,705)	63,378	813,317	33,319
Ms. Tyson	2	145,038	145,038	(33,429)	—	256,647	10,514
Mr. Zukerman	—	—	—	—	—	—	—

(a)	Represents value as of December 31, 2014 including unit allocations on January 2, 2015 that related to compensation earned and deferred in December 2014.

(b)	Includes unit allocations on January 2, 2015.

(5)	For Mr. Schievelbein, includes deferrals under the deferred compensation program and the Plan for Deferral of Directors’ Fees as set forth below.

	Executive Contributions in Last Fiscal Year(a) ($)	Company Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at last Fiscal Year End ($)
Key Employees’ Deferred Compensation Program	$248,767	$248,767	$9,675	$—	$740,721
Plan for Deferral of Directors’ Fees	3,363	—	465	—	16,427

(a)	Includes dividend equivalent payments for outstanding Deferred Stock Units awarded when Mr. Schievelbein served as independent director of the Company, which were deferred in 2014 pursuant to the Plan for Deferral of Directors’ Fees (which is described on page 55).

Key Employees’ Deferred Compensation Program

Deferrals

The Company’s deferred compensation program is an unfunded plan that provides deferred compensation for a select group of the Company’s management, including the named executive officers. Under the deferred compensation program, a named executive officer is permitted to defer receipt of:

•	up to 100% of his or her cash incentive payments awarded under the KEIP (in 10% increments),

•	up to 50% of his or her base salary (in 5% increments),

•

any or all amounts that are prevented from being deferred, and the related matching contribution, under the Company’s 401(k) Plan as a result of the limitations imposed by the Internal Revenue Code and

•	up to 100% of his or her cash incentive payments awarded under the MPIP (in 10% increments).

The Company provides matching contributions for deferred KEIP amounts (100% of the first 10% deferred) and deferred salary (100% of the first 10% deferred). An executive may elect to defer additional amounts under the supplemental savings plan after he or she meets the maximum permitted under the company’s 401(k) Plan. The Company provides matching contributions to supplemental savings plan contributions (for 2014, 100% of the first 1% of salary and KEIP deferrals less amounts deferred into the Company’s 401(k) Plan).

Amounts deferred under the salary and supplemental savings portion of the deferred compensation program, including Company matching contributions, are converted into common stock units that represent an equivalent number of shares of Brink’s Common Stock. The dollar values are converted in accordance with the formula in the deferred compensation program. Dividends paid with respect to the common stock units in a participant’s account are also converted into common stock units.

In addition, amounts deferred related to KEIP awards, including Company matching contributions, and amounts deferred related to MPIP awards are converted to common stock units.

Distributions

General.  The deferred compensation program provides for distributions of one share of Brink’s Common Stock for each common stock unit in a participant’s account. Cash is paid in lieu of the issuance of fractional shares.

Termination Upon Death, Retirement, Disability or Change in Control.  Upon the termination of participation as a result of death, retirement, total and permanent disability or termination for any reason within three years following a change in control, lump-sum distributions for all accrued units are made under the deferred compensation program six months after termination of employment. A participant may elect, however, to receive the shares in up to ten equal annual installments beginning after the last day of the sixth month following the fifth anniversary of the date of termination.

Termination Other Than Upon Death, Retirement, Disability or Change in Control.  In the event that a participant’s employment terminates for a reason not described above, the participant receives the contributions made by the participant and related dividends. In addition, the participant forfeits all common stock units attributable to matching contributions and related dividends for the year in which the termination occurs and the common stock units attributable to matching contributions and related dividends that are otherwise unvested. If a participant’s employment is terminated for “cause,” the participant forfeits all common stock units attributable to matching contributions and related dividends credited to the participant’s account under the program whether or not vested. A participant’s common stock units attributable to Company matching contributions and related dividends vest based on the number of months for which the participant has made salary or KEIP deferral elections as follows:

Months of Participation	Vested Percentage
Less than 36 months	0%
At least 36 months but less than 48 months	50%
At least 48 months and less than 60 months	75%
60 months or more	100%

Mr. Marshall and Mr. Dziedzic are fully vested. Mr. Schievelbein is 50% vested. Ms. Tyson is 0% vested.

Lump-sum distributions are made six months after termination of employment. A participant may elect, however, to receive the shares in up to ten equal annual installments beginning after the last day of the sixth month following the fifth anniversary of the date of termination.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

None of the Company’s named executive officers have employment agreements with the Company, however, each named executive officer is eligible to receive additional benefits and payments pursuant to change in control agreements. These additional benefits are triggered upon termination following change in control (“double trigger”).

The tables on pages 50 and 53 show the estimated amount of incremental additional benefits and payments that would be paid to each of the named executive officers if their employment terminated on December 31, 2014 to the extent those benefits and payments exceed amounts that would be due to the named executive officers regardless of the reason for termination of employment, including:

•	for Mr. Marshall and Mr. Zukerman, the present value of their respective accumulated pension benefits, which appear in the Pension Benefits Table on page 43;

•

for each named executive officer, the aggregate balance of non-qualified deferred compensation which appears in the Nonqualified Deferred Compensation Table on page 46, subject to vesting of Company matching contributions as described under “Key Employees’ Deferred Compensation Program—Distributions” on page 48; and

•

for Mr. Schievelbein, the value of an aggregate 11,494 deferred stock units and Directors’ Stock Accumulation Plan units, awarded during his service as an independent director, which are payable upon termination of service and, on December 31, 2014, had an aggregate value of $280,575, based on the closing price of Brink’s Common Stock on December 31, 2014.

Because the named executive officers would be eligible to receive different benefits and payments depending on whether a change in control had occurred on December 31, 2014, information about the additional benefits and payments that would be paid to each named executive officer in connection with a termination of employment is presented in two tables: one without a change in control and one with a change in control. Following are descriptions of the types of benefits and payments that the named executive officers would be eligible to receive under various termination scenarios, key terms under the change in control agreements, and the categories of benefits and payments as reflected in the tables on pages 50 and 53. Neither the tables below, nor the descriptions accompanying them, include hypothetical benefits and payments to named executive officers under a retirement scenario because none of the named executive officers are eligible for retirement as of December 31, 2014 and are therefore not eligible for any additional benefits or payments under that scenario.

Hypothetical Post-Employment Payments and Benefits to Named Executive Officers Without a Change in Control

The table below provides information with respect to incremental additional hypothetical benefits and payments to the named executive officers as of December 31, 2014 under the Company’s policies and programs, assuming their employment was terminated without a change in control.

The amounts in the following tables are in the following categories:

•

Long-term Incentive.  Includes the value at December 31, 2014 of outstanding MPIP awards, unvested options, unvested restricted stock units, unvested market share units and unvested performance share units that would be payable in accordance with their terms.

•	Benefit Plans. Includes benefits under the Executive Salary Continuation Plan, which is described on page 33 as well as the value of short-term and long-term disability payments.

•

Notice Period Payments.  Includes continuing salary and expatriate allowance payments during a three month period that begins when the Company provides notice of termination under certain circumstances as well as a pro-rated annual incentive payment for the three month period and the value of any equity awards that would vest during the three month period. The notice period and related payments are required under Switzerland law and apply only to Mr. Zukerman because he resides in Switzerland.

		Termination for Cause	Voluntary Termination	Termination Without Cause or for Good Reason	Incapacity(1)	Death(2)
Thomas C. Schievelbein	Long Term Incentive(3)	$—	$5,771,955	$5,771,955	$5,771,955	$3,063,618
	Benefit Plans	—	—	—	412,460	2,188,728

	Total	—	5,771,955	5,771,955	6,184,415	5,252,346

Joseph W. Dziedzic	Long Term Incentive(3)	—	—	—	2,243,058	1,588,943
	Benefit Plans	—	—	—	294,286	1,573,148

	Total	—	—	—	2,537,344	3,162,091

McAlister C. Marshall, II	Long Term Incentive(3)	—	—	—	1,307,226	928,968
	Benefit Plans	—	—	—	215,795	1,151,818

	Total	—	—	—	1,523,021	2,080,786

Holly R. Tyson	Long Term Incentive(3)	—	—	—	1,673,090	1,357,860
	Benefit Plans	—	—	—	188,624	1,012,287

	Total	—	—	—	1,861,714	2,370,147

Amit Zukerman	Long Term Incentive(3)	—	—	—	631,825	443,672
	Benefit Plans	—	—	—	—	—
	Notice Period Payments	—	—	407,780	—	—

	Total	—	—	407,780	631,825	443,672

(1)	In the event of incapacity, short-term disability payments are payable by the Company for the first six months during the disability period. Such payments cover 100% of the executive’s base salary. The amounts represent the net present value of such disability payments as well as the Company’s continuation of Executive Salary Continuation Plan premiums during the disability period, discounted at 0.7%. Amounts under the Company’s long-term disability program are not included as they are provided on a broad basis to U.S. employees. Mr. Zukerman is not eligible to participate in these benefits.

(2)	Includes under “Benefit Plans” ten equal payments to the executive’s beneficiary or estate totaling three times the executive’s base salary under the Executive Salary Continuation Plan. These amounts represent the net present value discounted at 2.05%. Mr. Zukerman is not eligible for this benefit.

(3)	Outstanding MPIP awards are valued based on the award earned for the performance level met as of December 31, 2014. Unvested options are valued based on the difference between the closing price of Brink’s Common Stock at December 31, 2014 and the option’s exercise price. If the option’s exercise price is less than the December 31, 2014 price, no value is attributed to the unvested option. Unvested RSUs are valued based on the number of unvested units multiplied by the closing price of Brink’s Common Stock at December 31, 2014. Unvested MSUs and PSUs are valued in accordance with plan terms, based on the number of unvested units multiplied by the closing price of Brink’s Common Stock at December 31, 2014.

Hypothetical Termination Benefits Following Termination Upon a Change in Control

Change in Control Agreements

The change in control agreements provide certain compensation and continued benefits in the event that a “change in control” occurs and the named executive officer remains employed by the Company or its successor for one year following the change in control. In addition, these agreements provide additional benefits and payments in the event that a change in control occurs and either the executive is terminated by the Company without “cause” or they resign for “good reason” within two years following a change in control. Each of the named executive officers is a party to a change in control agreement with the Company with principal terms as described below.

Change in Control Agreements—Definitions of Key Terms

The change in control agreements generally define “cause,” “change in control” and “good reason” as follows:

•

“cause” means embezzlement, theft or misappropriation of any property of the Company, the willful breach of any fiduciary duty to the Company, the willful failure or refusal to comply with laws or regulations applicable to the Company and its business or the policies of the Company governing the conduct of its employees, gross incompetence in the performance of job duties, commission of a felony or of any crime involving moral turpitude, fraud or misrepresentation, the failure to perform duties consistent with a commercially reasonable standard of care or any gross negligence or willful misconduct resulting in a loss to the Company.

•	a “change in control” generally will be deemed to have occurred:

•

upon any (1) combination of the Company in which the Company is not the surviving entity or (2) sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all the assets of the Company;

•	when any third-party becomes the beneficial owner of more than 20% of the total voting power of the Company; or

•

if at any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board cease for any reason to constitute at least a majority thereof, unless the election by the Company’s shareholders of certain new directors during such two-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such two-year period.

•	“good reason” generally means:

•	material diminution in the named executive officer’s position, authority, duties or responsibilities;

•	material breach of or failure by the Company to comply with its obligations under the agreement;

•	a change to the named executive officer’s work location that increases the distance of the executive’s commute by a pre-determined amount; or

•	the failure by the Company to require any successor entity to assume the applicable agreement and agree to perform the Company’s obligations under the applicable agreement;

•

provided, however, that good reason will cease to exist if the named executive officer has not terminated employment within two years following the initial occurrence of the event constituting good reason.

Change in Control Agreements—Benefits Following a Change in Control if Executive is not Terminated

Salary and Bonus.  During the first two years of employment following a change in control, each executive who is a party to a change in control agreement will receive annual compensation at least equal to the sum of (1) a salary not less than the executive’s annualized salary in effect immediately before the change in control occurred, plus (2) a bonus not less than the amount of the executive’s average bonus award under the KEIP or any substitute or successor plan for the last three years preceding the date the change in control occurred. In the event the executive has not been employed with the Company for the last three years, the executive’s target bonus will be used for any partial or complete year as necessary to determine the three year average.

Incentive, Savings and Retirement Plans.  During the executive’s continued employment, he or she is entitled to continue to participate in all available incentive and savings plans and programs offered by the Company.

Welfare Benefit Plans.  During the executive’s continued employment, the executive and/or the executive’s family or beneficiary, as the case may be, is eligible to participate in and will receive all benefits under generally available welfare benefit plans and programs offered by the Company.

Change in Control Agreements—Termination Benefits Following a Change in Control

Termination for Good Reason or for Reasons Other Than for Cause, Death or Incapacity.  Under this scenario:

•	The Company will make a lump sum cash payment to the executive consisting of the aggregate of the following amounts:

•

the sum of (1) the executive’s currently effective annual base salary through the date of termination to the extent not already paid, (2) any bonus or incentive compensation in respect of a completed performance period, but not paid as of the date of termination, (3) a portion of the executive’s average annual bonus awarded during the past three years pro-rated based on the number of days worked in the year of termination, and (4) any accrued vacation pay, in each case to the extent not already paid or credited (the sum of the amounts described in clauses (1) through (4) is referred to as the “Accrued Obligation Payment”); and

•	an amount equal to two times the sum of the executive’s annual base salary and average annual bonus awarded during the past three years.

•	The Company will provide the executive with outplacement services.

•

To the extent not already paid or provided, the Company will pay or provide any other amounts or benefits required to be paid or provided or that the executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company (such other amounts and benefits are referred to as the “Other Benefits”).

•

In the event the executive elects continued medical benefit coverage, the Company will reimburse him or her for a period of up to 18 months for premiums associated with such coverage in an amount equal to the premiums that the Company would have paid for such coverage had employment continued.

Termination for Death or Incapacity.  If an executive’s employment is terminated by reason of the executive’s death or incapacity following the date of the change in control, the change in control agreement will terminate without further obligations to the executive’s legal representatives, other than for (1) the payment of the Accrued Obligation Payment and (2) the provision by the Company of death benefits or disability benefits, respectively, in accordance with the Company’s welfare benefit plans and programs applicable to full-time officers or employees of the Company as in effect on the date of the change in control or, if more favorable to the executive, at the executive’s deemed date of termination.

Termination for Cause.  If the Company or its successor terminates an executive’s employment for cause following the date of the change in control, the change in control agreement will terminate without further obligations to the executive other than payment of (1) the executive’s currently effective annual base salary through the date of termination and (2) Other Benefits, in each case to the extent not already paid or credited.

Termination Other Than for Good Reason.  If an executive voluntarily terminates employment following the date of the change in control, excluding a termination for good reason, the change in control agreement will terminate without further obligations to the executive, other than for the payment of the Accrued Obligation Payment (with the exception of any pro-rated bonus) and Other Benefits.

Excise Tax Cutback.  If the amounts payable to an executive under the change in control agreement trigger payment of an excise tax, an accounting firm designated by the Company prior to the change in control will determine the after-tax benefit to the executive: (1) with the full payment of amounts due and payment by the executive of any resulting excise tax; and (2) after reducing the payment benefits to the extent necessary to avoid triggering the excise tax liability. The executive will be paid the amount that produces the greater after-tax benefit and any excise tax will be paid by the executive.

Hypothetical Post-Employment Payments and Benefits to Named Executive Officers Upon a Change in Control

The table below provides information with respect to the incremental additional benefits and payments to the named executive officers as of December 31, 2014 under the scenarios covered by the change in control agreements described above and the Company’s policies and programs assuming their employment is terminated following a change in control.

The amounts in the tables are in the following categories:

•	Accrued Obligation Payment (as defined above).

•	Base Salary and Bonus. Includes a payment equal to two times the executive’s annual base salary and average annual bonus awarded during the past three years.

•

Long-Term Incentive.  Includes the value at December 31, 2014 of outstanding MPIP awards, unvested options and unvested restricted stock units, unvested market share units and unvested performance share units that would be payable in accordance with their terms.

•	Benefit Plans. Includes benefits under the Executive Salary Continuation Plan, which is described on page 33 as well as the value of short-term and long-term disability payments.

•

Outplacement Services and Other Benefits.  Includes the estimated cost of outplacement services for up to one year and, for named executive officers who have elected medical benefit coverage, continued medical benefit coverage for up to 18 months.

•

Notice Period Payments.  Includes continuing salary and expatriate allowance payments during a three month period that begins when the Company provides notice of termination under certain circumstances as well as a pro-rated annual incentive payment for the three month period and the value of any equity awards that would vest during the three month period. The notice period and related payments are required under Switzerland law and apply only to Mr. Zukerman because he resides in Switzerland.

		Termination for Cause	Voluntary Termination	Termination Without Cause or for Good Reason	Incapacity(1)	Death(2)
Thomas C. Schievelbein	Accrued Obligation Payment	$—	$—	$767,200	$767,200	$767,200
	Base Salary and Bonus(3)	—	—	3,134,400	—	—
	Long Term Incentive(4)	—	5,771,955	5,771,955	5,771,955	3,063,618
	Benefit Plans	—	—	—	412,460	2,188,728
	Outplacement Services and Other Benefits	—	—	354,000	—	—

	Total	—	5,771,955	10,027,555	6,951,615	6,019,546
Joseph W. Dziedzic	Accrued Obligation Payment	—	—	486,642	486,642	486,642
	Base Salary and Bonus	—	—	2,123,284	—	—
	Long Term Incentive(4)	300,000	300,000	2,036,077	2,036,077	1,381,962
	Benefit Plans	—	—	—	294,286	1,573,148
	Outplacement Services and Other Benefits	—	—	227,867	—	—

	Total	300,000	300,000	4,873,870	2,817,005	3,441,752
McAlister C. Marshall, II	Accrued Obligation Payment	—	—	321,259	321,259	321,259
	Base Salary and Bonus	—	—	1,484,519
	Long Term Incentive(4)	180,000	180,000	1,183,037	1,183,037	804,779
	Benefit Plans	—	—	—	215,795	1,151,818
	Outplacement Services and Other Benefits	—	—	160,556	—	—

	Total	180,000	180,000	3,149,371	1,720,091	2,277,856
Holly R. Tyson	Accrued Obligation Payment	—	—	292,300	292,300	292,300
	Base Salary and Bonus(3)	—	—	1,324,600	—	—
	Long Term Incentive(4)	—	—	1,673,090	1,673,090	1,357,860
	Benefit Plans	—	—	—	188,624	1,012,287
	Outplacement Services and Other Benefits	—	—	137,798	—	—

	Total	—	—	3,427,788	2,154,014	2,662,447
Amit Zukerman	Accrued Obligation Payment	—	—	401,736	401,736	401,736
	Base Salary and Bonus	—	—	1,903,473	—	—
	Long Term Incentive(4)	70,000	70,000	561,825	561,825	373,672
	Benefit Plans	—	—	—	—	—
	Outplacement Services and Other Benefits	—	—	172,500	—	—
	Notice Period Payments			407,780

	Total	70,000	70,000	3,447,314	963,561	775,408

(1)	In the event of incapacity, short-term disability payments are payable by the Company for the first six months during the disability period. Such payments cover 100% of the executive’s base salary. The amounts represent the net present value of such disability payments as well as the Company’s continuation of Executive Salary Continuation Plan premiums during the disability period, discounted at 0.7%. Amounts under the Company’s long-term disability program are not included as they are provided on a broad basis to U.S. employees. Mr. Zukerman is not eligible to participate in these benefits.

(2)	Includes under “Benefit Plans” ten equal payments to the executive’s beneficiary or estate totaling three times the executive’s base salary under the Executive Salary Continuation Plan. These amounts represent the net present value discounted at 2.05%. Mr. Zukerman is not eligible for this benefit.

(3)	For executives for whom an average annual bonus cannot be determined based on actual bonuses earned and paid for the last three calendar years, the change in control agreement provides a method for determining an average annual bonus amount.

(4)	Outstanding MPIP awards are deemed to be earned at 100% of the specified target dollar amount applicable to the award. Unvested options are valued based on the difference between the closing price of Brink’s Common Stock at December 31, 2014 and the option’s exercise price. If the option’s exercise price is less than the December 31, 2014 price, no value is attributed to the unvested option. Unvested RSUs are valued based on the number of unvested units multiplied by the closing price of Brink’s Common Stock at December 31, 2014. Unvested MSUs and PSUs are valued in accordance with plan terms, based on the number of unvested units multiplied by the closing price of Brink’s Common Stock at December 31, 2014.

DIRECTOR COMPENSATION

The following table describes the key components of compensation for the non-employee directors for 2014.

Compensation Element	2014 Value	Additional Information
Annual Retainer	$53,000	Paid in cash.

Meeting Fee	$1,750 per meeting	Paid in cash.

Special Services Fee	$1,750 per day	Paid in cash at the discretion of the Chairman of the Board.

Deferred Stock Units	$100,010	Annual grant of units approved by the Board. Directors were given the opportunity to select (1) Deferred Stock Units that vest one year from the grant date or, if earlier, upon a director’s separation from service on the Board and will be settled in Brink’s Common Stock on a one-for-one basis after a director’s separation from service on the Board or (2) Deferred Stock Units that vest on the first anniversary of the grant date, which will be forfeited if the director leaves before the Deferred Stock Units vest, and will be settled in Brink’s Common stock on a one-for-one basis on the first anniversary of the grant date.

Lead Director Fee	$25,000	Paid in cash to the Company’s Lead Director.

Committee Chair Fees	$12,000 $10,000	Paid in cash to the Chair of the Audit Committee ($12,000) and the Chairs of the Compensation, Corporate Governance, and Finance Committees ($10,000).

Audit and Ethics Committee Membership Fee	$5,000	Paid in cash to each member of the Audit Committee.

Non-Employee Directors’ Equity Plan

Under the terms of the Non-Employee Directors’ Equity Plan, the Board may grant non-employee directors equity awards, including options, stock appreciation rights, restricted stock, other stock-based awards or any combination thereof. The exercise price of any stock option, the grant price of any stock appreciation right, and the purchase price of any security that may be purchased under any other stock-based award may not be less than 100% of the fair market value of the stock or other security on the date of the grant of the option, right or award. Under the Non-Employee Directors’ Equity Plan, determinations of the fair market value of shares of Brink’s Common Stock are based on the average of the high and low quoted sales price on the grant date and determinations of fair market value with respect to other instruments are made in accordance with methods or procedures established by the Board.

In 2014, directors received grants of Deferred Stock Units (“DSUs”), in connection with which they were given the opportunity to select (1) “Old” DSUs that vest one year from the grant date or, if earlier, upon a director’s separation from service on the Board and will be settled in Brink’s Common Stock on a one-for-one basis after a director’s separation from service on the Board or (2) “New” DSUs that vest on the first anniversary of the grant date, which will be forfeited if the director leaves before the DSUs vest, and will be settled in Brink’s Common stock on a one-for-one basis on the first anniversary of the grant date (“New DSUs”). All future DSU awards will be New DSUs.

Stock Ownership Guideline

Non-employee directors are required to meet a stock ownership guideline of five times the annual retainer. Until a director has met the ownership guideline, he or she must hold at least 50% of any profit shares acquired through a stock option exercise or stock grant vesting. The Corporate Governance Committee annually reviews directors’ compliance with the guideline. Shares counted towards the ownership guideline include Brink’s Common Stock, deferred stock units, shares of restricted stock, and unvested and vested restricted stock units, but not unexercised stock options.

Plan for Deferral of Directors’ Fees

Under the Plan for Deferral of Directors’ Fees (the “Deferral Plan”), a director may elect to defer receipt of his or her retainer, fees, and/or dividend equivalent payments to future years, and to receive interest thereon, compounded quarterly, at the prime commercial lending rate of JPMorgan Chase, as of the end of the previous calendar quarter. Distributions from a director’s account, which may be made before or after a director ceases to be a member of the Board, generally will be made in a single lump sum distribution; however, a director may elect, in accordance with the Deferral Plan, to receive a distribution in up to ten equal annual installments. In 2014, the Corporate Governance Committee approved amendments to the Deferral Plan that will allow directors to defer cash retainer amounts, fees and dividend equivalent payments (beginning in 2015) into one or more investment options selected by the Company, in amounts between 10% and 100%. Under the Deferral Plan, as amended in 2014, a director may also elect to defer future equity awards, including DSUs (beginning in 2015). Distributions of deferred equity awards will be made in a single lump sum distribution of Brink’s Common Stock on a one-for-one basis after a director’s separation from service on the Board.

The following table sets forth the aggregate balance for each participating non-employee director under the Plan for Deferral of Directors’ Fees as of December 31, 2014:

Name	Aggregate Balance
Mrs. Alewine	$610,707
Mr. Herling	439,485
Mr. Martin	148,920
Mr. Turner	25,618

Directors’ Charitable Award Program

Under the Directors’ Charitable Award Program, in the event a participating director has satisfied the program’s service requirements, and after the director’s death, the Company will make contributions amounting to $1,000,000 to eligible educational institutions and charitable organizations that were designated by the director. On February 7, 2003, the Board closed the Directors’ Charitable Award Program to new participants. Mrs. Alewine and Mr. Turner, who each joined the Board before February 7, 2003, currently participate in the Directors’ Charitable Award Program and have each satisfied its service requirements.

Business Travel Accident Insurance Plan

The Company provides directors with insurance benefits payable in the event of their death, dismemberment, loss of sight, speech, hearing or permanent and total disability if the loss occurs as a result of an accident while the director is traveling on Company business.

DIRECTOR COMPENSATION TABLE

The following table presents information relating to total compensation of the non-employee directors for the year ended December 31, 2014.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation(4) ($)	Total ($)
Betty C. Alewine	$105,000	$100,010	$19,101	$10,000	$234,111
Paul G. Boynton	119,250	100,010	—	7,500	226,760
Marc C. Breslawsky(5)	33,538	—	23,848	5,000	62,386
Susan E. Docherty(6)	83,947	100,010	—	—	183,957
Reginald D. Hedgebeth	115,750	100,010	—	2,500	218,260
Michael J. Herling	119,000	100,010	12,818	10,000	241,828
Murray D. Martin	145,648	100,010	2,057	10,000	257,715
Ronald L. Turner	105,000	100,010	720	1,000	206,730

(1)	Represents fees earned before deferral of any amounts under the Plan for Deferral of Directors’ Fees.

(2)	Represents the grant date fair value in 2014 related to the allocation of Deferred Stock Units representing shares of Brink’s Common Stock to each non-employee director under the terms of the Company’s Non-Employee Directors’ Equity Plan. Mr. Breslawsky did not receive any Deferred Stock Units in 2014 because he was not serving as a director at the time these grants were made.

The following table sets forth (a) the number of Deferred Stock Units granted to each non-employee director during the year ended December 31, 2014 and (b) the aggregate grant date fair value of the Deferred Stock Units granted to each non-employee director during the year ended December 31, 2014. Mr. Breslawsky did not receive any Deferred Stock Units in 2014 because he was not serving on the Board at the time the awards were approved.

Name	Deferred Stock Units Granted in 2014	Grant Date Fair Value(a)	Total Deferred Stock Units Held
Mrs. Alewine	4,049	$100,010	20,670
Mr. Boynton	4,049	100,010	15,970
Ms. Docherty	4,049	100,010	4,049
Mr. Hedgebeth	4,049	100,010	10,081
Mr. Herling	4,049	100,010	18,489
Mr. Martin	4,049	100,010	20,670
Mr. Turner	4,049	100,010	20,670
All Non-Employee Directors as a Group (7 persons)	28,343	700,070	110,599

(a)	The grant date fair value was computed in accordance with FASB ASC Topic 718 based on the average of the high and low per share quoted sale prices of Brink’s Common Stock, as reported on the New York Stock Exchange on May 2, 2014, the date of grant.

(3)	Represents total interest on directors’ fees deferred under the Plan for Deferral of Directors’ Fees. Under the deferral plan, a director may elect to defer receipt of his or her fees to future years and to receive interest thereon, compounded quarterly, at the prime commercial lending rate of JPMorgan Chase, as of the end of the previous calendar quarter. For a discussion of the material terms of the deferral plan, see “Plan for Deferral of Directors’ Fees” above. There is no pension plan for the Board.

(4)	Reflects matching charitable awards made by Brink’s in 2014 as part of the Company’s matching gifts program (which is available to all employees and directors of the Company), in the amounts of $10,000 for Mrs. Alewine, $7,500 for Mr. Boynton, $5,000 for Mr. Breslawsky; $2,500 for Mr. Hedgebeth, $10,000 for Mr. Herling, $10,000 for Mr. Martin and $1,000 for Mr. Turner.

(5)	Mr. Breslawsky retired from the Board upon the expiration of his term on May 2, 2014.

(6)	Ms. Docherty was elected to the Board effective March 4, 2014.

Directors’ Stock Accumulation Plan

The Board previously granted awards of Directors’ Stock Accumulation Plan units (“DSAP Units”) under the Directors’ Stock Accumulation Plan, which expired by its terms on May 15, 2014. DSAP Units vested one year from their grant dates and are settled in Brink’s Common Stock on a one-for-one basis after a director’s separation from service on the Board.

The following table sets forth the aggregate number of DSAP Units held by each non-employee director as of December 31, 2014 based on previous grants under the Directors’ Stock Accumulation Plan. Because she joined the Board in 2014, the year in which the Directors’ Stock Accumulation Plan expired, Ms. Docherty does not have any DSAP Units.

Total
Name	DSAP Units Held
Mrs. Alewine	18,540
Mr. Boynton	4,342
Ms. Docherty	—
Mr. Hedgebeth	2,250
Mr. Herling	5,336
Mr. Martin	7,261
Mr. Turner	12,517
All Non-Employee Directors as a Group (7 persons)	50,246

Non-Employee Directors’ Stock Option Plan

The terms of the Non-Employee Directors’ Stock Option Plan do not permit any new grants to be made after May 11, 2008 and none of the non-employee directors received any compensation under this plan in 2014, but previously granted options from this plan remain outstanding.

The following table sets forth the aggregate number of options held by each non-employee director as of December 31, 2014 based on previous option grants under the Non-Employee Directors’ Stock Option Plan.

Name	Total Options Held
Mrs. Alewine	19,322
Mr. Boynton	—
Ms. Docherty	—
Mr. Hedgebeth	—
Mr. Herling	—
Mr. Martin	14,698
Mr. Turner	19,322
All Non-Employee Directors as a Group (7 persons)	53,342

STOCK OWNERSHIP

Directors and Officers

Based in part on information furnished by each nominee, director and executive officer named in the Summary Compensation Table, the number of shares of Brink’s Common Stock beneficially owned by them at January 15, 2015, was as follows:

Name of Individual or Identity of Group	Number of Shares Beneficially Owned(a)	Percent of Class*
Mrs. Alewine	47,098	*
Mr. Boynton	4,342	*
Ms. Docherty	0	*
Mr. Dziedzic	142,501	*
Mr. Hedgebeth	2,250	*
Mr. Herling	5,336	*
Mr. Marshall	108,339	*
Mr. Martin(b)	29,459	*
Mr. Schievelbein	194,854	*
Mr. Turner	31,839	*
Ms. Tyson	28,572	*
Mr. Zukerman	22,206	*
All directors and executive officers as a group (15 persons)	658,418	1.35%

*	Based on the number of shares outstanding as of March 3, 2015. Except as otherwise noted, the named individuals have sole voting and investment power with respect to such shares of Brink’s Common Stock. None of such individuals beneficially owns more than 1% of the outstanding Brink’s Common Stock, unless otherwise noted above.

(a)	Includes shares of Brink’s Common Stock that could be acquired within 60 days after January 15, 2015 (1) upon the exercise of options granted pursuant to the Company’s stock option plans, (2) for each executive officer, upon vesting of Restricted Stock Units awarded under the 2005 Equity Incentive Plan and/or 2013 Equity Incentive Plan, and (3) for each director, except Ms. Docherty, upon settlement of units credited to his or her account under the Directors’ Stock Accumulation Plan, as follows:

Mrs. Alewine	37,862
Mr. Boynton	4,342
Ms. Docherty	0
Mr. Dziedzic	107,201
Mr. Hedgebeth	2,250
Mr. Herling	5,336
Mr. Marshall	85,164
Mr. Martin	21,959
Mr. Schievelbein*	140,836
Mr. Turner	31,839
Ms. Tyson	23,436
Mr. Zukerman	16,590
All directors and executive officers as a group (15 persons)	511,043

*	Units were granted to Mr. Schievelbein under the Directors’ Stock Accumulation Plan when he served as an independent director of the Company.

(b)	Includes 7,500 shares of Brink’s Common Stock held by Mr. Martin in a grantor retained annuity trust.

Certain Beneficial Owners

The following table sets forth the only persons known to the Company to be deemed beneficial owners of five percent or more of the outstanding Brink’s Common Stock as of the dates set forth in the footnotes to the table:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class(f)
BlackRock, Inc.(a)	4,101,497	8.4%
55 East 52nd Street New York, NY 10022

GAMCO Asset Management, Inc.(b)	3,953,251	8.13%
Gabelli Funds, LLC
Teton Advisors, Inc.
Gabelli Securities, Inc.
Mario J. Gabelli
One Corporate Center Rye, NY 10580

SouthernSun Asset Management LLC(c)	5,340,107	10.98%
6070 Poplar Avenue, Suite 300 Memphis, TN 38119

Scopia Capital Management LP(d)	2,879,263	5.92%
Matthew Sirovich
Jeremy Mindich
152 West 57th Street, 33rd Floor New York, NY 10019

The Vanguard Group(e)	3,070,989	6.32%
100 Vanguard Boulevard Malvern, PA 19355

(a)	Based solely on Amendment No. 4 to a report on Schedule 13G filed with the SEC on January 23, 2015 by BlackRock, Inc. (“BlackRock”), BlackRock had sole voting power over 3,981,092 shares of Brink’s Common Stock, shared voting power over no shares of Brink’s Common Stock, sole dispositive power over 4,101,497 shares of Brink’s Common Stock and shared dispositive power over no shares of Brink’s Common Stock.

(b)	Based solely on Amendment No. 4 to a report on Schedule 13D filed with the SEC on December 16, 2014 by Mario J. Gabelli, an individual who controls or acts as chief investment officer for various entities engaged in the securities business (“Mario Gabelli”), on behalf of himself and certain of those entities, namely GAMCO Asset Management, Inc. (“GAMCO”), Gabelli Funds, LLC (“Gabelli Funds”), Gabelli Securities, Inc. (“GSI”) and Teton Advisors, Inc. (“Teton Advisors”), GAMCO had sole voting power over 2,840,699 shares of Brink’s Common Stock, shared voting power over no shares of Brink’s Common Stock, sole dispositive power over 3,096,999 shares of Brink’s Common Stock and shared dispositive power over no shares of Brink’s Common Stock, Gabelli Funds had sole voting power over 829,752 shares of Brink’s Common Stock, shared voting power over no shares of Brink’s Common Stock, sole dispositive power over 829,752 shares of Brink’s Common Stock and shared dispositive power over no shares of Brink’s Common Stock, GSI had sole voting power over 4,000 shares of Brink’s Common Stock, shared voting power over no shares of Brink’s Common Stock, sole dispositive power over 4,000 shares of Brink’s Common Stock and shared dispositive power over no shares of Brink’s Common Stock, Teton Advisors had sole voting power over 14,500 shares of Brink’s Common Stock, shared voting power over no shares of Brink’s Common Stock, sole dispositive power over 14,500 shares of Brink’s Common Stock and shared dispositive power over no shares of Brink’s Common Stock and Mario Gabelli had sole voting power over 8,000 shares of Brink’s Common Stock, shared voting power over no shares of Brink’s Common Stock, sole dispositive power over 8,000 shares of Brink’s Common Stock and shared dispositive power over no shares of Brink’s Common Stock.

(c)	Based solely on Amendment No. 1 to a report on Schedule 13G filed with the SEC on March 9, 2015 by SouthernSun Asset Management LLC (“SouthernSun”), SouthernSun had sole voting power over 4,838,667 shares of Brink’s Common Stock, shared voting power over no shares of Brink’s Common Stock, sole dispositive power over 5,340,107 shares of Brink’s Common Stock and shared dispositive power over no shares of Brink’s Common Stock.

(d)	Based solely on a report on Schedule 13G filed with the SEC on February 17, 2015 by Scopia Capital Management LP, an investment adviser (“Scopia”), and Matthew Sirovich and Jeremy Mindich, individuals who are control persons of Scopia, each of Scopia, Matthew Sirovich and Jeremy Mindich had sole voting power over no shares of Brink’s Common Stock, shared voting power over 2,879,263 shares of Brink’s Common Stock, sole dispositive power over no shares of Brink’s Common Stock and shared dispositive power over 2,879,263 shares of Brink’s Common Stock.

(e)	Based solely on Amendment No. 2 to a report on Schedule 13G filed with the SEC on February 11, 2015 by The Vanguard Group (“Vanguard”), Vanguard had sole voting power over 65,892 shares of Brink’s Common Stock, shared voting power over no shares of Brink’s Common Stock, sole dispositive power over 3,007,997 shares of Brink’s Common Stock and shared dispositive power over 62,992 shares of Brink’s Common Stock.

(f)	The ownership percentages set forth in this column are based on the assumption that each beneficial owner continued to own the number of shares reflected in the table on March 3, 2015.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and any persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC and the New York Stock Exchange reports of ownership and changes in ownership of Brink’s Common Stock and other equity securities of the Company. Officers, directors and greater-than-10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company believes that, during 2014, its officers, directors and greater-than-10% beneficial owners timely filed all required reports.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information, as of December 31, 2014, regarding shares that may be issued under equity compensation plans currently maintained by the Company.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	2,183,377	(1)	$25.88	(2)	3,685,443
Equity compensation plans not approved by security holders	—		—		—

Total	2,183,377		$25.88		3,685,443

(1)	Includes units credited under the Key Employees’ Deferred Compensation Program, the Directors’ Stock Accumulation Plan, the 2005 Equity Incentive Plan, the 2013 Equity Incentive Plan and the Non-Employee Directors’ Equity Plan. PSUs and MSUs credited under the 2013 Equity Incentive Plan are included at target. The number of shares to be paid, if any, following the conclusion of the applicable performance measurement period, will depend on the Company’s achievement of pre-established performance goals and the Company’s TSR relative to the S&P 500 index (for the PSUs) as well as the price of Brink’s Common Stock (for the MSUs). See “Equity Grants under the 2013 Equity Incentive Plan” beginning on page 29.

(2)	Does not include awards described in footnote (1).

PROPOSAL NO. 3—APPROVAL OF THE SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee has, subject to shareholder approval, selected KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015, and the Board recommends approval of such selection by the shareholders. KPMG served in this capacity for the year ended December 31, 2014. One or more representatives of KPMG are expected to attend the annual meeting and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The Audit Committee is directly responsible for the selection, evaluation, compensation (including negotiation of fees), retention and oversight of KPMG. In order to assure the continued independence of KPMG, the Audit Committee periodically considers whether there should be rotation of the independent registered public accounting firm. In addition, in conjunction with the mandated rotation of the KPMG’s lead engagement partner, the Audit Committee, led by its Chair, is directly involved in the selection of KPMG’s new lead engagement partner. The members of the Audit Committee believe that the continued retention of KPMG to serve as the Company’s independent registered accounting firm is in the best interests of the Company and its investors.

Fees Paid to KPMG

The following table lists fees billed by KPMG for services rendered in fiscal years 2014 and 2013.

	2014	2013
	(In thousands)
Audit Fees	$5,633	$5,987
Audit-Related Fees	476	325
Tax Fees	494	1,014
All Other Fees	159	230

Total Fees	$6,762	$7,556

Audit Fees are primarily for professional services provided in connection with the audit of the Company’s financial statements and review of quarterly consolidated financial statements (including the audit of the effectiveness of internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002) and audit services provided in connection with other statutory or regulatory filings.

Audit-Related Fees primarily include fees for assurance services that are reasonably related to the audit of the Company’s consolidated financial statements and for services in connection with audits of the Company’s pension and other employee benefit plans.

Tax Fees primarily include fees associated with tax compliance and tax advice, as well as domestic and international tax planning. This category also includes tax planning on mergers and acquisitions and restructurings, as well as other services related to tax disclosure and filing requirements.

All Other Fees are for services provided to the Company not otherwise included in the categories above.

Consideration of Auditor Independence

The Audit Committee has concluded that the provision of the non-audit services by KPMG is compatible with maintaining KPMG’s independence.

Procedures for Pre-Approval of Audit and Non-Audit Services

The Audit Committee has adopted written procedures for pre-approving audit and non-audit services provided by the independent registered public accounting firm. The pre-approved services are described in detail under three categories: audit and audit-related, tax services and agreed upon procedures. Requests for services are reviewed by the Company’s Legal Department and Finance Department to ensure that they satisfy the requirements of the pre-approval policy. The Audit Committee is provided a detailed update of these audit and non-audit engagements at each regular meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR APPROVAL

OF THE SELECTION OF KPMG LLP AS THE COMPANY’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Audit and Ethics Committee Report

In accordance with the Audit Committee Charter, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the integrity of the accounting, auditing and financial reporting practices of the Company. Each member of the Audit Committee is “independent” as required by the applicable listing standards of the NYSE and the rules of the SEC. During the fiscal year ended December 31, 2014, the Audit Committee met ten times, and the Audit Committee reviewed and discussed the financial information contained in the Company’s Annual Report on Form 10-K, interim financial information contained in the Company’s Quarterly Reports on Form 10-Q, and discussed press releases announcing earnings with our Chief Financial Officer and the independent registered public accounting firm prior to public release.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the Company’s independent registered public accounting firm. The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. The Company’s management has primary responsibility for the financial statements and reporting process, including the Company’s internal control over financial reporting. The independent registered public accounting firm is responsible for performing an integrated audit of the Company’s financial statements and internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board.

In connection with the Audit Committee’s responsibilities set forth in its charter, the Audit Committee has:

•	Reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2014 with management and KPMG, the Company’s independent auditors;

•

Discussed with KPMG the matters required to be discussed by the statement on Auditing Standards No. 16, Communications with Audit Committees, which superseded the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•

Received the written disclosures and the letter from KPMG required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the audit committee concerning independence, and has discussed with KPMG its independence.

The Audit Committee also considered, as it determined appropriate, tax matters and other areas of financial reporting and the audit process over which the Audit Committee has oversight.

Based on the Audit Committee’s review and discussions described above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for filing with the SEC. The Audit Committee also reappointed KPMG as Brink’s independent registered public accounting firm for the year ended December 31, 2015.

Michael J. Herling, Chair

Paul G. Boynton

Susan E. Docherty

Reginald D. Hedgebeth

Murray D. Martin

PROPOSAL NO. 4—APPROVAL OF THE AMENDMENT OF THE ARTICLES OF INCORPORATION

TO PROVIDE FOR ANNUAL ELECTION OF DIRECTORS

Background on the Proposal

The Board of Directors proposes to amend our Amended and Restated Articles of Incorporation (the “Articles”) to phase out the present three year staggered terms of office for our directors and instead provide for annual election of directors. On January 22, 2015, the Board of Directors unanimously approved the amendment of the Articles, and recommends that the shareholders approve the amendment of the Articles at the 2015 annual meeting.

Currently, the Board is divided into three classes and at each annual meeting, the Company’s shareholders have the ability to elect or re-elect approximately one-third of the Company’s directors. If the proposed amendment is approved by the shareholders, directors would stand for re-election to one year terms, beginning with those directors whose terms expire in 2016 and any other nominees for director at the Company’s 2016 annual meeting of shareholders. Directors elected at any previous annual meetings will continue to serve out the three year terms to which they were elected, but once those terms expire, the directors would be considered for re-election to a one year term. If the proposed amendment is approved, beginning at the 2018 annual meeting, all members of the Board would be subject to annual elections.

In addition, the proposed amendment of the Articles removes the requirement that any changes to the provisions of the Articles that concern the number and classes of directors be approved by the holders of four fifths of all classes of stock of the Company entitled to vote in the election of directors (known as a “supermajority voting requirement”). This means that if the shareholders approve the amendment of the Articles, there will no longer be any supermajority voting requirements in the Articles. There are no supermajority voting provisions in the Bylaws.

The complete text of the proposed amendment to the Articles is included in Appendix B to this proxy statement. You are encouraged to read the proposed amendment in its entirety.

Rationale for Declassifying the Board

Brink’s is committed to strong corporate governance and the Board of Directors regularly reviews its governance structure, including the classified board structure. In the past, the Board has considered arguments in favor of and against the classified board structure and determined that maintaining the classified board was in the best interests of the Company and its shareholders. Specifically, the Board was influenced by arguments that, among other things, a classified board structure provides stability and continuity on the Board and maximizes shareholder value in a takeover situation. Although the Board continues to believe these are important benefits, it recognizes the growing support for annual director elections and is aware of the potential advantages to declassification, including the ability of shareholders to evaluate directors annually. The Board has also considered the voting results from the 2014 annual meeting of shareholders, at which a shareholder proposal requesting that the Board take the steps necessary to provide for the annual election of directors received majority support. After considering all of these factors and feedback from a number of the Company’s larger shareholders during the Company’s regular shareholder outreach process, the Board has determined that it is in the best interests of the Company and its shareholders to amend the Articles to phase out the three year staggered terms of office for directors and provide for the annual election of directors.

Required Vote for Approval

The affirmative vote of the holders of four-fifths (80%) of all the outstanding shares of Brink’s Common Stock entitled to vote in elections of directors is required to approve the proposed amendment of the Articles. If the shareholders approve the proposed amendment, then promptly following such approval, the Company’s officers will file Articles of Amendment to the Articles with the Virginia State Corporation Commission. The proposed amendment to the Articles will become effective upon the issuance of a certificate of amendment by the Virginia State Corporation Commission.

If the proposed amendment is not approved by the shareholders, the Board will remain classified and the directors will continue to be elected to serve three-year terms as provided in the current Articles and Bylaws.

Corresponding Bylaws Amendment

If shareholders approve the amendment of the Articles at the 2015 annual meeting of shareholders, the Board will amend the Company’s Bylaws to provide for the annual election of directors and the phased de-classification of the Board as described above.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF THE AMENDMENT OF THE ARTICLES OF INCORPORATION TO PROVIDE FOR

ANNUAL ELECTION OF DIRECTORS

OTHER INFORMATION

Shareholder Proposals and Director Nominations

Under the regulations of the SEC, any shareholder desiring to submit a proposal pursuant to Rule 14a-8 of the Exchange Act to be acted upon at the 2016 annual meeting of shareholders must cause such proposal to be delivered, in proper form, to the Corporate Secretary at the address provided below under “Availability of Documents” no later than November 28, 2015, in order for the proposal to be considered for inclusion in the Company’s proxy statement for that meeting.

To nominate a director at the annual meeting, a shareholder must satisfy conditions specified in the Company’s bylaws. A shareholder who wishes to suggest potential nominees to the Board for consideration should write to the Corporate Governance Committee through the method described under “Communications with Non-Management Members of the Board of Directors” on page 12, stating in detail the qualifications of such nominees for consideration. The Company’s bylaws also prescribe the procedures a shareholder must follow to bring business (other than pursuant to Rule 14a-8) before annual meetings. For a shareholder to nominate a director or directors at the 2016 annual meeting or bring other business before the 2016 annual meeting, notice must be received by the Corporate Secretary at the principal office of the Company not later than the close of business on January 9, 2016, nor earlier than the close of business on November 10, 2015. The notice must include a description of the proposed business, the reason for it, the complete text of any resolution and other matters specified in the bylaws.

Any shareholder desiring a copy of the Company’s bylaws will be furnished one without charge upon written request to the Corporate Secretary.

Availability of Documents

The Company’s internet address is www.brinks.com. The Company makes available, free of charge, through its website, its Annual Report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act. In addition, the Corporate Governance Policies, Code of Ethics and the charters of the Audit, Compensation and Corporate Governance Committees also are available on the Company’s website. All of the documents described above are available in print, without charge, to any shareholder upon request by contacting the Corporate Secretary at 1801 Bayberry Court, P.O. Box 18100, Richmond, Virginia 23226-8100 or by phone at (804) 289-9600.

Separate Copies for Beneficial Owners

Institutions that hold shares in “street name” for two or more beneficial owners with the same address are permitted to deliver a single proxy statement and annual report to that address. Any such beneficial owner can request a separate copy of this proxy statement or the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 by contacting the Corporate Secretary at the address listed above under “Availability of Documents.” Beneficial owners with the same address who receive more than one proxy statement and Annual Report on Form 10-K may request delivery of a single proxy statement and Annual Report on Form 10-K by contacting the Corporate Secretary as described above.

Incorporation by Reference

The reconciliation of our non-GAAP financial measures in Part II, Item 7 on page 37 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, is hereby incorporated by reference into this proxy statement.

LINDSAY K. BLACKWOOD
Secretary
March , 2015

Appendix A

Non-GAAP Reconciliations

This proxy statement refers to segment operating profit, which is a financial measure that is not required by or presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Segment operating profit includes the allocation of regional management costs under the Company’s reporting structure in effect prior to the 2014 Reorganization and Restructuring. The purpose of the Non-GAAP results is to report financial information excluding certain income and expenses. The Non-GAAP information provides information to assist comparability and estimates of future performance. Brink’s believes these measures are helpful in assessing operations and estimating future results and enable period-to-period comparability of financial performance. In addition, Brink’s believes the measures will help investors assess the ongoing operations. Non-GAAP segment operating profit should not be considered as an alternative to operating profit determined in accordance with GAAP and should be read in conjunction with its GAAP counterpart.

(In millions)	Total Segment Profit (Loss)	Non-Segment	Total Operating Profit (Loss)
Full Year 2014
GAAP	$24.3	$(51.8)	$(27.5)
FX devaluation in Venezuela	142.7	—	142.7
2014 Reorganization and Restructuring	21.8	—	21.8
Acquisitions and dispositions	(4.5)	(44.9)	(49.4)
Mexican settlement losses	5.9	—	5.9
U.S. retirement plans	25.2	47.9	73.1
Share-based compensation adj.	0.9	1.5	2.4

Non-GAAP	216.3	(47.3)	169.0

Full Year 2013
GAAP	$244.3	$(81.1)	$163.2
FX devaluation in Venezuela	14.6	—	14.6
Acquisitions and dispositions	(3.0)	(2.8)	(5.8)
Mexican settlement losses	2.4	—	2.4
U.S. retirement plans	11.6	41.3	52.9

Non-GAAP	269.9	(42.6)	227.3

FX devaluation in Venezuela The rate we use to remeasure operations in Venezuela declined 16% in February 2013 (from 5.3 to 6.3 bolivars to the U.S. dollar) and 88% in March 2014 (from 6.3 to 50 bolivars to the U.S. dollar). Expenses related to remeasured net monetary assets were $121.6 million in 2014 and $13.4 million in 2013. In addition, nonmonetary assets were not remeasured to a lower basis when the currency devalued. Instead, under highly inflationary accounting rules, these assets retained their higher historical bases, which excess is recognized in earnings as the asset is consumed resulting in incremental expense until the excess bases are depleted. Higher expenses related to nonmonetary assets were $21.1 million in 2014 and $1.2 million in 2013. Expenses related to these Venezuelan devaluations have not been allocated to segment results.

2014 Reorganization and Restructuring Brink’s reorganized and restructured its business in December 2014, eliminating the management roles and structures in its former Latin America and EMEA regions and is substantially complete with implementing a plan to reduce the cost structure of various country operations by eliminating approximately 1,700 positions across its global workforce. Severance costs of $21.8 million associated with these actions were recognized in 2014. These amounts have not been allocated to segment results.

Mexican settlement losses Employee benefit settlement losses in Mexico have not been allocated to segment results.

Acquisitions and dispositions Gains and losses related to acquisitions and dispositions that have not been allocated to segment results are described below:

•

Brink’s sold an equity investment in a CIT business in Peru and recognized a $44.3 million gain in 2014. Other divestiture gains in 2014 were $0.6 million. Equity earnings related to our former investment in Peru recognized in prior periods ($3.8 million in 2014 and $6.1 million in 2013).

•	Adjustments to the 2010 business acquisition gain for Mexico ($0.7 million favorable adjustment in 2014 and a $1.1 million in unfavorable adjustments in 2013).

•	Adjustments to the purchase price of the January 2013 acquisition of Rede Trel in Brazil ($1.7 million of favorable adjustments in 2013).

•	The $0.9 million impairment in 2013 of an intangible asset acquired in the 2009 India acquisition.

U.S. retirement plans Brink’s retirement plan benefits in the U.S. are frozen and the related expenses have not been allocated to segment results. Brink’s primary U.S. pension plan settled a portion of its obligation in the fourth quarter of 2014 under a lump sum buy-out offer. Approximately 4,300 terminated participants were paid about $150 million of plan assets under this offer in lieu of receiving their pension benefit. A $56 million settlement loss was recognized as a result of the settlement.

Share-based compensation adjustment Accounting adjustments related to share-based compensation have not been allocated to segment results ($4.2 million expense in the second quarter of 2014 and a $1.8 million benefit in the third quarter of 2014). The accounting adjustments revise the accounting for share-based compensation from fixed to variable fair value accounting as defined in ASC Topic 718, Stock Compensation.

Appendix B

AMENDED AND RESTATED ARTICLES OF INCORPORATION

of

THE BRINK’S COMPANY

ARTICLE V

1. The Board of Directors shall consist of such number of individuals, not less than eight or more than thirteen, as shall be specified in or fixed in accordance with the bylaws of the Corporation. Directors may be removed only with cause.

2. ~~Directors shall be divided into three classes, each class to be as nearly equal in number as possible, the number to be assigned each class to be determined by, or in the manner provided in, the bylaws of the Corporation, or in the absence of any such provision, then by the Directors prior to the election of a particular class. At each annual meeting the successors to directors whose terms shall expire that year shall be elected to a term of three years.~~ Until the 2018 annual meeting of shareholders, the directors shall be divided into three classes as nearly equal in number as possible. Without limiting the term of any director elected at or prior to the 2015 annual meeting of shareholders, at any annual meeting of shareholders to be held in each of 2016 and 2017, directors standing for election shall be elected for terms expiring at the first annual meeting of shareholders following the director’s election. Commencing with the annual meeting of shareholders in 2018, the classification of directors shall cease and at such annual meeting and at each annual meeting thereafter, directors elected to the Board of Directors shall hold office until the first annual meeting of shareholders following the director’s election. Each year the annual meeting of shareholders shall be held on the first Friday in May or on such other day as the Board of Directors may determine.

3. ~~In addition to any other vote that may be required by statute, stock exchange regulations, these Amended and Restated Articles of Incorporation or any amendment thereto, or the bylaws of the Corporation, the vote of the holders of four-fifths of all classes of stock of the Corporation entitled to vote in elections of directors (considered for this purpose as one class) shall be required to amend, alter, change or repeal Section 1 or Section 2 of this Article V or this Section 2.~~

ANNUAL MEETING OF SHAREHOLDERS OF

THE BRINK’S COMPANY

May 8, 2015

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIAL:

The Brink’s Company’s 2014 annual report to shareholders and 2015 proxy statement are available at

http://www.brinks.com/2015annualmeetingmaterials.

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

¢	20303030300000000000 6	050815

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

The Board of Directors recommends a vote FOR the listed nominees.				The Board of Directors recommends a vote FOR the following proposals.
1. Elect three directors for a term expiring in 2018:					FOR	AGAINST	ABSTAIN
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	WITHHOLD AUTHORITY: ¡ Betty C. Alewine ¡ Michael J. Herling ¡ Thomas C. Schievelbein		2. 3. 4.

Advisory vote to approve named executive officer compensation.

Approval of KPMG LLP as the Company’s independent registered public accounting firm for 2015.

Approval of the amendment of the Amended and Restated Articles of Incorporation to provide for annual election of directors.

					☐ FOR ☐ FOR ☐	☐ AGAINST ☐ AGAINST ☐	☐ ABSTAIN ☐ ABSTAIN ☐
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

The undersigned hereby authorizes the Company’s designated proxies to vote, in their discretion, on such other business and matters incident to the conduct of the meeting as may come before the meeting.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

¢	Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

¢

0                    ¢

THE BRINK’S COMPANY

Proxy Card Solicited on Behalf of the Board of Directors

for Annual Meeting of Shareholders, May 8, 2015

The undersigned hereby appoints Thomas C. Schievelbein, Joseph W. Dziedzic and McAlister C. Marshall, II and each of them as proxy, with full power of substitution, to vote all shares of common stock of the undersigned in The Brink’s Company at the Annual Meeting of Shareholders to be held on May 8, 2015, at 10:00 a.m., Eastern Daylight Time, and at any and all adjournments or postponements thereof, on all matters coming before the meeting. The proxies will vote: (1) as the undersigned specifies on the back of this card; (2) as the Board of Directors recommends where the undersigned does not specify a vote on a matter listed on the back of this card; and (3) as the proxies decide on any other matter.

If registrations are not identical, you may receive more than one set of proxy materials. Please complete and return all cards you receive. If you wish to vote or direct a vote on all matters as the Board of Directors recommends, please sign, date and return this card. If you wish to vote or direct a vote on items individually, please also mark the appropriate boxes on the back of this card.

(Continued and to be signed on the reverse side)

¢ 1.1	14475 ¢